UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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WABASH NATIONAL CORPORATION

(Name of Registrant as Specified in Its Charter)

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WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2012

To the Stockholders of Wabash National Corporation:

The 2012 Annual Meeting of Stockholders of Wabash National Corporation will be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, on Thursday, May 17, 2012, at 10:00 a.m. local time for the following purposes:

1.	To elect six members of the Board of Directors;
2.	To hold an advisory vote on the compensation of our executive officers;
3.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2012; and
4.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Wabash National Corporation (NYSE:WNC) Common Stock entitles the holder of record at the close of business on April 5, 2012, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

ERIN J. ROTH
Senior Vice President, General Counsel and
Corporate Secretary

April 9, 2012

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD, OR BY VOTING VIA THE INTERNET OR BY TELEPHONE, WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905

PROXY STATEMENT
Annual Meeting of Stockholders on May 17, 2012

This Proxy Statement is furnished on or about April 19, 2012 to stockholders of Wabash National Corporation (hereinafter, “we,” “us,” “Company,” “Wabash,” and “Wabash National”), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, on Thursday, May 17, 2012 at 10:00 a.m. local time, (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on May 17, 2012.

Our Annual Report and this Proxy Statement are available at https://materials.proxyvote.com/929566.

ABOUT THE MEETING

What is The Purpose of the Annual Meeting?

At the Annual Meeting, our management will report on our performance during 2011 and respond to questions from our stockholders. In addition, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, which include the following three proposals:

Proposal 1	To elect six members of the Board of Directors;
Proposal 2	To hold an advisory vote on the compensation of our executive officers; and
Proposal 3	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2012.

Stockholders will also consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on April 5, 2012 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of common stock of the Company (“Common Stock”) that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share entitles its holder to cast one vote on each matter to be voted upon.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1000 Sagamore Parkway South, Lafayette, Indiana 47905, from May 7, 2012 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Who can Attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting. Alternatively, to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. As of the Record Date, 68,324,259 shares of Common Stock, held by 886 stockholders of record, were outstanding and entitled to vote at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

How do I Vote?

You can vote on matters to come before the Annual Meeting in the following four ways:

•	Visit the website noted on your proxy card to vote via the internet;
•	Use the telephone number on your proxy card to vote by telephone;
•	Vote by mail by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion; or,
•	Attend the Annual Meeting and cast your vote in person.

What if I Vote and Then Change my Mind?

You may revoke your proxy at any time before it is exercised by:

•	Providing written notice of revocation to the Corporate Secretary, Wabash National Corporation, 1000 Sagamore Parkway South, Lafayette, Indiana 47905;
•	By voting again, on a later date, via the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted);
•	Submitting another duly executed proxy bearing a later date; or
•	Attending the Annual Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board’s Recommendations?

The Board recommends that you vote FOR election of the nominated slate of directors (p. 4), FOR the approval of the compensation of our executive officers (p. 51), and FOR ratification of the appointment of our auditors (p. 54). Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendation. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What Vote is Required for Each Proposal?

The following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions, uninstructed shares held by banks or brokers, and unmarked, signed proxy cards. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may elect to exercise voting discretion with respect to the appointment of our auditors. Under New York Stock Exchange (“NYSE”) Rules, this proposal is considered a “discretionary” item, meaning that brokerage firms that have forwarded this Proxy Statement to clients 25 days or more before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting and brokerage firms that have forwarded this Proxy Statement to clients less than 25 days before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. If you do not give your broker or nominee specific instructions, your broker or nominee may elect not to exercise its discretion on the ratification of our auditors, in which case your shares will not be voted on this matter.

As a result of changes in the NYSE Rules in 2010, if you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not vote your shares with respect to the election of directors and the advisory vote on executive compensation. Shares for which the broker does not exercise its discretion or for which it has no discretion and for which it has received no instructions, so-called broker “non-votes,” will not be counted in determining the number of shares necessary for approval of such matters; however, those shares will be counted in determining whether there is a quorum.

On all proposals, if you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions	Uninstructed Shares	Unmarked Proxy Cards
1	Election of Directors	Majority of votes cast	No effect	Not voted	Voted “for”
2	Advisory vote on executive compensation	Majority of shares present and entitled to vote	Counted as “against”	Not voted	Voted “for”
3	Ratification of Appointment of Independent Auditor	Majority of shares present and entitled to vote	Counted as “against”	Discretionary vote	Voted “for”

Who will Bear the Costs of this Proxy Solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management associates, who will receive no additional compensation for their services. In addition, we have also retained Eagle Rock Proxy Advisors, LLC to assist with proxy solicitation. For their services, we will pay a fee of $3,500 plus out-of-pocket expenses.

PROPOSAL 1

Election of Directors

Our Bylaws provide that our Board of Directors, or the Board, shall be comprised of not less than three nor more than nine directors, with the exact number to be fixed by resolution of the Board. The Board has fixed the authorized number of directors at six directors.

At the Annual Meeting, six directors are to be elected, each of whom shall serve for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Proxies representing shares held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the six nominees for the Board named below. In accordance with our Bylaws, each nominee, as a condition to nomination, has submitted to the Nominating and Corporate Governance Committee an irrevocable resignation from the Board that is effective only in the event a nominee does not receive the required vote of our stockholders to be elected to the Board and the Board accepts the nominee’s resignation. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee may recommend to the Board.

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”). Our Board has also adopted a Code of Business Conduct and Ethics and a Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers. The Guidelines set forth a framework within which the Board oversees and directs the affairs of Wabash National. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Code of Business Conduct and Ethics and the Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers cover, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Business Conduct and Ethics applies to all of our directors, officers, and associates, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers.

Any waiver of the Code of Business Conduct and Ethics and the Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers for a director or executive officer, including our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, may only be made by our Board or a Board committee consisting solely of disinterested and independent directors and will be promptly disclosed and posted on our website as required by law or the listing standards of the NYSE.

The Guidelines, the Code of Business Conduct and Ethics, and the Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers are available on the Company Info/Investors page of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Related Persons Transactions Policy

Our Board has adopted a Related Persons Transactions Policy. The Related Persons Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which the Company and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning five percent or greater of our outstanding stock, and any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Persons Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant Securities and Exchange Commission (the “SEC”) rules, which currently covers transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law. When evaluating potential related person transactions, the Audit Committee considers all reasonably available facts and circumstances and approves only the related person transactions determined in good faith to be in compliance with, or not inconsistent with, our Code of Business Conduct and Ethics, and the best interests of our stockholders.

The Related Persons Transaction Policy provides that management, or the affected director or officer will bring any relevant transaction to the attention of the Audit Committee. Additionally, each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions, and the directors and officers must promptly advise the Corporate Secretary if there are any changed to the information previously provided. If a director is involved in the transaction, he or she will be recused from all discussions and decisions with regard to the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, and will be included in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and the NYSE.

Our General Counsel, Ms. Roth, disclosed to the Audit Committee that she is married to an equity partner in the law firm of Barnes & Thornburg, LLP, a firm retained by the Company for several legal matters, including product liability, commercial and employment litigation, and for associate benefits, environmental, real estate, intellectual property, tax, and export compliance legal counseling services. The Company has retained Barnes & Thornburg for such services since, at least, 2006 — which pre-dates Ms. Roth’s employment with the Company. During 2011, the Company paid Barnes & Thornburg $398,900 for legal services rendered; none of the fees earned by Barnes & Thornburg were directly earned by Ms. Roth’s spouse. The fees the Company paid to Barnes & Thornburg were consistent with fees paid to other law firms retained by the Company for other legal matters in 2011. Pursuant to our Related Persons Transaction Policy and the Audit Committee Charter, this transaction was approved by the Audit Committee, and subsequently approved by the Board, after determining that it is not inconsistent with our Code of Business Conduct and Ethics.

Director Independence

Under the rules of the NYSE, the Board must affirmatively determine that a director has no material relationship with the Company for the director to be considered independent. Our Board of Directors undertook its annual review of director independence in February 2012. The purpose of the review was to determine whether any relationship or transaction existed that was inconsistent with a determination that the director or director nominee is independent. The Board considered transactions and relationships between each director and director nominee, and any member of his or her immediate family, and Wabash and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or director nominees or any member of their immediate families (or any entity of which a director or director nominee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. As a result of this review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Wabash National and its management within the meaning of the rules of NYSE, with the exception of Richard J. Giromini who is the CEO of Wabash National.

On May 24, 2007, Dr. Martin Jischke assumed the position of Chairman of the Board. Among his other responsibilities, our Chairman of the Board presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management.

Qualifications and Nomination of Director Candidates

To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria:

•	The highest personal and professional integrity;
•	A record of exceptional ability and judgment;
•	Possess skills and knowledge useful to our oversight;
•	Able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;
•	Have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;

•	May be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and
•	Free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

Pursuant to the Guidelines, the Nominating and Corporate Governance Committee also reviews, among other things, expertise, skills, knowledge, and experience. In reviewing these items, the Board may consider the diversity of director candidates, including diversity of expertise, geography, gender, and ethnicity. We seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The goal in reviewing these considerations for individual director candidates is that they, when taken together with that of other Board members, will lead to a Board that is effective, collegial, and responsive to the needs of the Company and its stockholders.

Information on Directors Standing for Election

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

The name, age, business experience, and public company directorships of each nominee for director, during at least the last five years, are set forth in the table below. For additional information concerning the nominees for director, including stock ownership and compensation, see “Director Compensation” and “Beneficial Ownership of Common Stock,” which follow:

NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE
Richard J. Giromini	58	Mr. Giromini has served as our President and Chief Executive Officer since January 1, 2007. He had been Executive Vice President and Chief Operating Officer from February 28, 2005 until December 2005 at which time he was appointed President and a Director of the Company. He had been Senior Vice President — Chief Operating Officer since joining the Company on July 15, 2002. Prior to joining Wabash National, Mr. Giromini was with Accuride Corporation from April 1998 to July 2002, where he served in capacities as Senior Vice President — Technology and Continuous Improvement; Senior Vice President and General Manager — Light Vehicle Operations; and President and CEO of AKW LP. Previously, Mr. Giromini was employed by ITT Automotive, Inc. from 1996 to 1998 serving as Director of Manufacturing. Mr. Giromini also serves as a Director of Robbins & Myers, Inc., a leading supplier of engineered equipment and systems for critical applications in global energy, industrial chemical and pharmaceutical markets. The sales and operations leadership experience reflected in Mr. Giromini’s summary, as well as his performance as our Chief Executive Officer, his participation on our Board, and his experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.	December 2005
Dr. Martin C. Jischke	70	Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting. Dr. Jischke also serves as a Director of Vectren Corporation and Duke Realty Corporation. Dr. Jischke has served in leadership positions, including as President, of four major research universities in the United States, in which he was charged with the strategic and financial leadership of each organization. He was also previously appointed as a Special Assistant to the United States Secretary of Transportation. The financial and strategic leadership experience reflected in Dr. Jischke’s summary, the diversity of thought provided by his academic background, his service on the boards of other large public companies and his performance as Chairman of our Board, supported the Board’s conclusion that he should again be nominated as a director.	January 2002

NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE
James D. Kelly	59	Prior to his retirement in September 2010, Mr. Kelly was the Vice President Enterprise Initiatives for Cummins Inc., a position he held since March 2010. Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from May 2005 until March 2010. Between 1976 and 1988, and following 1989, Mr. Kelly was employed by Cummins in a variety of positions of increasing responsibility including the Vice President and General Manager — Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager — Mid Range and Heavy Duty Engine Business from 2004 through May 2005. Mr. Kelly also serves as a director of Cummins India Limited and of AM Castle & Co. The sales and operational expertise reflected in Mr. Kelly’s summary, as well as his participation on our Board and his experience as a board member for other public companies, supported the Board’s conclusion that he should again be nominated as a director.	February 2006
John E. Kunz	47	Mr. Kunz is the Vice President, Treasurer and Tax of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In this role, which he has held since July 2006, Mr. Kunz oversees Tenneco’s treasury and tax activities in over 30 countries, including all equity and debt financing transactions, and participates in the management and implementation of its strategic growth plans. Previously, Mr. Kunz served as Vice President and Treasurer of Tenneco from February 2004 until his 2006 appointment to his current position. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from August 2001 until February 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Additionally, Mr. Kunz was employed by KPMG, LLP from 1986 to 1990. Mr. Kunz’s financial expertise, experience with financing and equity transactions, and in managing the financial aspects of cyclical manufacturers in the transportation sector supported the Board’s conclusion that he should be nominated as a director.	March 2011
Larry J. Magee	57	Mr. Magee is President, Consumer Tire U.S. & Canada, for Bridgestone Americas Tire Operations, LLC a position he has held since January 2011. He also serves as Chairman of BFS Retail & Commercial Operations, LLC and Bridgestone of Canada, Inc. He previously served as Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC from December 2001 until his appointment to his current position. Prior to December 2001, Mr. Magee served as President of Bridgestone/Firestone Retail Division beginning in 1998. Mr. Magee has over 35 years combined experience in sales, marketing, and operational management, and has held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 37-year tenure with Bridgestone/Firestone. The retail leadership expertise reflected in Mr. Magee’s summary, including his performance as the chief executive officer and as a board member for divisions of another company, as well as his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.	January 2005

NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE
Scott K. Sorensen	50	Mr. Sorensen is the Chief Financial Officer of Sorenson Communications, a provider of communication services and products, a position he has held since August 2007. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, from March 2001 until October 2005. Mr. Sorenson’s financial expertise and experience in corporate finance, combined with his experience in manufacturing commerce, as reflected in his summary, and his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.	March 2005

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Meetings of the Board of Directors, its Leadership Structure and its Committees

Information concerning the Board and the three standing committees maintained by the Board is set forth below. Board committees currently consist only of directors who are not associates of the Company and whom the Board has determined are “independent” within the meaning of the listing standards of the NYSE.

During 2011, our Board held four regularly scheduled meetings, and also held one special meeting in connection with the nomination of Mr. Kunz to the Board. In 2011, each nominee director attended all meetings of the Board and of the committees on which he serves. Our Board strongly encourages all of our directors to attend our Annual Meeting. In 2011, all of our directors serving on the Board as of May 19, 2011 attended the Annual Meeting.

The Guidelines provide that the independent members of the Board may select the Chairman of the Board and the Company’s Chief Executive Officer in the manner they consider in the best interests of the Company. The Chairman of the Board and Chief Executive Officer positions are held by separate persons, and we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among his other responsibilities, presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management. The Board does not have a formal policy on whether the roles of Board Chairman and Chief Executive Officer should be separate or combined and reserves the right to change the Board’s current leadership structure when, in its judgment, such a change is appropriate for our Company.

The Board has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. All committee charters can be accessed electronically from the Company Info/Investors page of our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

The following table indicates each standing committee or committees on which our directors served in 2011:

Name	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Richard J. Giromini
Dr. Martin C. Jischke		X	X
James D. Kelly	X1,2	X
John E. Kunz	X		X
Larry J. Magee	X	X1
Scott K. Sorensen		X	X1
Ronald Stewart	X1,2	X3	X
[1]	Indicates the chair of the applicable committee.
[2]	In February 2011, Mr. Stewart indicated his intention not to stand for re-election to the Board of Directors at the Annual Meeting held on May 19, 2011. Effective with the election of Directors at the May 19, 2011 Annual Meeting, Mr. Kelly assumed the role of the chair of the Nominating and Corporate Governance Committee.
[3]	Effective with the election of directors at the May 19, 2011 Annual Meeting, the size of the Compensation Committee was reduced to four members, to include the following independent directors — Dr. Jischke and Messrs. Magee, Kelly and Sorensen.

Effective following the 2012 Annual Meeting, if all of the nominees for election at the Annual Meeting are elected, the directors serving on the Nominating and Corporate Governance Committee will be Messrs. Kelly, Magee, and Kunz; the directors serving on the Compensation Committee will be Dr. Jischke and Messrs. Kelly, Sorensen and Magee; and the directors serving on the Audit Committee will be Dr. Jischke, and Messrs. Sorensen and Kunz.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during 2011. The Committee’s responsibilities include:

•	Assisting the Board by either identifying or reviewing stockholder nominated individuals qualified to become directors and by recommending to the Board the director nominees for the next annual meeting of stockholders;
•	Developing and recommending to the Board corporate governance principles;
•	Reviewing and recommending to the Board the forms and amounts of director compensation;
•	Leading the Board in its annual review of the Board’s performance; and
•	Recommending to the Board director nominees for each Board committee.

In 2009, considering the state of the national economy and the transportation industry, and the reduction in compensation levels taken by the Company’s executives, the Committee recommended to the Board of Directors, and the Board of Directors approved, a 16.75% reduction in the cash compensation paid in 2009 to all directors who are not employees of the Company (a “Non-employee Director”). The Committee recommended, and the Board approved, maintaining Non-employee Director compensation at the same level in 2010.

In December 2010, the Committee retained Meridian Compensation Partners LLC (“Meridian”) as its independent consultant with regard to director compensation. At the request of the Committee, Meridian developed a director compensation competitive market assessment and recommended adjustments to director compensation levels consistent with the Company’s peer group, as identified by Meridian and adopted by the Compensation Committee. However, considering the state of the national economy, the transportation industry, and the Company’s recovery efforts, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors approved, not implementing any of the recommendations made by Meridian at that time. Instead, the Committee approved 2011 Non-employee Director compensation to include only a partial restoration of the 16.75% reduction in compensation taken in 2009, consistent with the partial restoration in 2011 of pay reductions for the Company’s executive officers. As was the case for the Company’s executive officers, Non-employee director compensation was fully restored effective July 1, 2011. For 2012, the Committee has recommended implementing some of the adjustments recommended by Meridian in its December 2010 assessment.

Such adjustments will not take affect until July 1, 2012, and any such adjustments will be made concomitantly with any market adjustments approved by the Compensation Committee relating to executive officer compensation. See Schedule of 2012 Director Fees.

Compensation Committee

The Compensation Committee met five times during 2011. The Compensation Committee’s responsibilities include:

•	Overseeing our incentive compensation plans and equity-based plans; and
•	Annually reviewing and approving the corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting compensation levels based on the evaluations.

The Compensation Committee is responsible for determining our compensation policies for executive officers and for the administration of our equity and incentive plans, including our 2011 Omnibus Incentive Plan. The Compensation Committee works closely with our Senior Vice President of Human Resources in gathering the necessary market data to assess executive compensation. In addition, our CEO makes recommendations to the Compensation Committee for the other executive officers on the amount of base salary, target cash awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan. Our CEO also discusses with and makes recommendations to the Compensation Committee regarding performance targets for our short-term and long-term incentive plans before they are established, and upon conclusion of the performance period. For a discussion of our CEO’s role and recommendations with respect to compensation decisions affecting our Named Executive Officers, as set forth in the Summary Compensation Table, see the Compensation Discussion and Analysis below. Pursuant to the Compensation Committee’s charter, the Committee may form and delegate to subcommittees of the Committee its responsibilities.

The Compensation Committee has historically engaged an independent compensation consultant. The Committee has retained Meridian as its independent compensation consultant and requested Meridian provide a competitive market assessment regarding executive officer compensation, to be used by the Committee in determining the appropriate executive compensation levels for 2011 and 2012, in line with the Company’s compensation plans, philosophies and goals.

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met nine times during 2011. In addition to the Board’s determination that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE, the Board also determined that Mr. Kunz and Mr. Sorensen are “audit committee financial experts” as defined by the SEC, and that they have accounting and related financial management expertise within the listing standards of the NYSE.

The Audit Committee’s responsibilities include:

•	Reviewing the independence of the independent auditors and making decisions regarding engaging and discharging independent auditors;
•	Reviewing with the independent auditors the plans and results of auditing engagements;
•	Reviewing and approving non-audit services provided by our independent auditors and the range of audit and non-audit fees;
•	Reviewing the scope and results of our internal audit procedures and the adequacy of the system of internal controls;
•	Overseeing special investigations;
•	Reviewing our financial statements and reports filed with the SEC;
•	Overseeing our efforts to ensure that our business and operations are conducted in compliance with the highest legal and regulatory standards applicable to us, as well as ethical business practices;

•	Overseeing the Company’s internal reporting system regarding compliance with federal, state and local laws;
•	Establishing and implementing procedures for confidential communications for “whistleblowers” and others who have concerns with our accounting, internal accounting controls and audit matters; and
•	Reviewing our significant accounting policies.

Board’s Role in Risk Oversight

The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks potentially affecting the Company, while management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. The Board conducts oversight of risks that may affect the Company primarily through the Audit Committee and the Nominating and Corporate Governance Committee.

Specifically, the Audit Committee (i) reviews with senior management our internal system of audit and financial controls and steps taken to monitor and mitigate risk exposure and (ii) reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. This is accomplished through the regular review of reports and presentations given by senior management, including our Senior Vice President — Chief Financial Officer and our Senior Vice President — General Counsel, as well as our Corporate Controller and Director of Internal Audit. In addition, the Audit Committee regularly meets with our external auditors to discuss and assess potential risks, and regularly reviews our risk management practices and risk-related policies (for example, the Company’s Code of Business Conduct and Ethics, information security policies, risk management and insurance portfolio, and legal and regulatory reviews).

The Nominating and Corporate Governance Committee oversees the Guidelines and other governance matters that contribute to successful risk oversight and management. This is accomplished through, among other tasks, reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating potential related persons transactions.

The committees make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions. The Board of Directors also receives regular reports directly from officers responsible for oversight of financial and systemic risks within the Company, on both the nature of those risks and on how the officers assess and manage risks generally. The Company holds quarterly disclosure committee meetings prior to the submission of quarterly or annual reports on the financial performance of the Company at which areas of risk are discussed, and reports to the Audit Committee on the results of those meetings. In addition, the Company’s Director of Internal Audit conducts regular interviews with officers responsible for oversight of financial and systemic risks within the Company, as well as testing regarding the same, and reports the results of those interviews to the Board on at least a quarterly basis.

The Board of Directors, primarily through the Compensation Committee, also considers the structure and nature of the Company’s compensation policies and procedures, with a focus on the level of risk to the Company, if any, from those policies and procedures. In carrying out its oversight in this area, the Board of Directors and Compensation Committee have regular interaction with the Senior Vice President of Human Resources. The Senior Vice President of Human Resources reviews with them the Company’s pay practices for salaried associates, including the Company’s compensation plans and the methods of review and approval for these plans. Based on reports to the Board of Directors and Compensation Committee and discussions thereof, the Board of Directors has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This is due, in part, to the fact that the performance metrics for determining short-term incentive awards are based on publicly reported metrics and, therefore, are not easily susceptible to manipulation; the maximum payouts for short-term incentive awards are capped, thereby reducing the risk that executives might be motivated to attain excessively high goals to maximize short-term payouts; and, the maximum number of long-term incentive awards that are performance based are also capped. In addition, the Company’s stock ownership guidelines incentivize our executives to focus on the Company’s long-term, sustainable growth.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees sent to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, Wabash National Corporation, P.O. Box 6129, Lafayette, Indiana 47903. Stockholder recommendations for director nominees should include:

•	The name and address of the stockholder recommending the person to be nominated;
•	A representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding;
•	A description of all arrangements or understandings between the stockholder and the recommended nominee;
•	Such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;
•	The consent of the recommended nominee to serve as a director if so elected; and
•	All other information requirements set forth in our Bylaws.

Stockholders’ nominees that comply with the procedures for submitting a stockholder nomination will receive the same consideration as other candidates identified by or to the Nominating and Corporate Governance Committee. The procedures for submitting a stockholder nomination are set forth below under “Stockholder Proposals and Nominations.” Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating and Corporate Governance Committee for review.

Identifying and Evaluating Nominees for Directors.  The Nominating and Corporate Governance Committee, with the assistance of the General Counsel and, as needed, a retained search firm, will screen candidates, perform reference checks, prepare a biography for each candidate for the Nominating and Corporate Governance Committee to review and conduct interviews. The Nominating and Corporate Governance Committee, the Chairman, and the Chief Executive Officer will interview candidates that meet the criteria. The Nominating and Corporate Governance Committee will recommend to the Board of Directors nominees that best suit the Board’s needs.

Communications with the Board of Directors

Stockholders or other interested persons wishing to make known complaints or concerns about our accounting, internal accounting controls or auditing matters, or bring other concerns to the Board or the Audit Committee, or to otherwise communicate with our independent directors as a group or the entire Board, individually or as a group, may do so by sending an email to board@wabashnational.com or auditcommittee@wabashnational.com, or by writing to them care of Wabash National Corporation, Attention: General Counsel, P.O. Box 6129, Lafayette, Indiana 47903.

Pursuant to the direction of the Board, all correspondence will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written correspondence. You may report your concerns anonymously or confidentially. All communications received in accordance with the above procedures will be reviewed initially by the General Counsel, who will relay all such communications to the appropriate director, directors or committee.

Director Compensation

Non-employee Directors were compensated in 2011 for their service as a director as shown in the chart below:

Schedule of 2011 Director Fees
December 31, 2011

	Amount
Annual Retainers(1)
Board	$80,000	(2)
Chairman of the Board	15,000
Audit Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	8,000
Compensation Committee Chair	8,000
Per Meeting Fees
Personal Attendance at Board and Committee Meetings	1,800
Telephonic Attendance at Board and Committee Meetings	900
(1)	All annual retainers were paid in quarterly installments, with the exception of the restricted shares referenced in footnote 2 below, which were granted in full on May 19, 2011. Because the fees disclosed above did not take effect until July 1, 2011, the amounts reported above were prorated, with the exception of the restricted shares.
(2)	Consisted of a $30,000 cash retainer (prorated) and an award of restricted shares of Company stock having an aggregate market value at the time of grant of $50,000. Restricted shares shall vest in full on the third anniversary of the grant date, with 50% vesting on the first anniversary of the grant date, and 25% vesting on each of the second and third anniversaries of the grant date.

At the February 2012 Board meeting, the Board resolved to maintain its compensation at the level in effect as of December 31, 2011. However, effective July 1, 2012, and concomitant with any increase in base salary compensation to executive officers, compensation for the Non-employee Directors shall be as follows (with the exception of the annual grant of restricted shares of Company stock, which shall be paid following the election of directors at the annual meeting):

Schedule of 2012 Director Fees
Effective July 1, 2012

	Amount
Annual Retainers(1)
Board	$100,000	(2)
Chairman of the Board	15,000
Audit Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	8,000
Compensation Committee Chair	8,000
Per Meeting Fees
Personal Attendance at Board and Committee Meetings	1,800
Telephonic Attendance at Board and Committee Meetings	900
(1)	All annual retainers are paid in quarterly installments, except for annual grants of restricted shares referenced in footnote 2 below, which shall be paid in full following the election of directors at the annual meeting. Because the “Board” Annual Retainer will not take effect until July 1, 2012, the cash portion of this reported amount will be prorated during the calendar year.
(2)	Consists of a $40,000 annual cash retainer (prorated) and an award of restricted shares of Company stock having an aggregate market value at the time of grant of $60,000. Restricted shares shall vest in full on the first anniversary of the grant date.

The following table summarizes the compensation paid to our directors during 2011, other than Mr. Giromini, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End
December 31, 2011

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation ($)		Total ($)
Martin C. Jischke	$79,435	$50,000	—		$129,435
James D. Kelly	$64,811	$50,000	—		$114,811
John E. Kunz	$34,597	$38,219	—		$72,816
Larry J. Magee	$69,360	$50,000	—		$119,360
Scott K. Sorensen	$71,260	$50,000	—		$121,260
Ronald L. Stewart	$39,915	$18,904	$53,893	(3)	$112,712
(1)	Directors are entitled to defer a portion of their cash compensation pursuant to our Non-Qualified Deferred Compensation Plan, whose material terms are described in the narrative preceding the Non-Qualified Deferred Compensation Table in the Executive Compensation section below.
(2)	Consists of a grant of restricted stock on May 19, 2011, of which 50% of the shares will vest on May 19, 2012, and 25% of the shares will vest on each of May 19, 2013 and May 19, 2014. Each of Messrs. Kunz and Stewart received pro-rated stock awards, reflecting less than a full calendar year of service on the Board for each.
(3)	Consists of a distribution from a non-qualified deferred compensation plan, the payment of which is recognized as compensation to Mr. Stewart pursuant to Section 409A of the Code.

Non-employee Director Stock Ownership Guidelines

The Board believes that it is important for each director to have a financial stake in the Company such that the director’s interests align with those of the Company’s stockholders. To meet this objective, the Board has established stock ownership guidelines. The guidelines provide that each Non-employee Director is required to hold sixty-five percent (65%) of all Company shares received through Company incentive compensation plans until the Non-employee Director achieves a target ownership level equal to five (5) times the Non-employee Director’s total Annual Board Retainer (cash and equity). For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the Non-employee Director; vested or unvested restricted stock and restricted stock units; and performance shares deemed earned, but not yet vested. Non-employee Directors are required to comply with the guidelines immediately upon his/her appointment as a director, however, they may tender shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. As of December 31, 2011, all Non-employee Directors meet the guidelines.

Other

The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company allocates to each director an annual allowance of $2,500 to reimburse costs associated with attending continuing education courses related to Board of Directors service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2011, we believe that all Section 16(a) filing requirements applicable to our insiders were complied with in 2011.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of April 5, 2012 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined in the Compensation Discussion & Analysis below), and all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF(1) COMMON STOCK BENEFICIALLY OWNED		PERCENT OF CLASS
BlackRock, Inc. and affiliates. 40 East 52nd Street New York, NY 10022	8,051,384	(2)	11.75%
Franklin Resources, Inc. and affiliates One Franklin Parkway San Mateo, CA 94403	5,130,440	(3)	7.5%
Allianz Global Investors Capital LLC 600 West Broadway, Suite 2900 San Diego, CA 92101	4,988,726	(4)	7.3%
Ameriprise Financial, Inc. and affiliate 145 Ameriprise Financial Center Minneapolis, MN 55474	4,275,734	(5)	6.2%
Wells Fargo & Company and affiliates 420 Montgomery Street San Francisco, CA 94104	3,712,203	(6)	5.4%
Rodney P. Ehrlich	155,652	(7)	*
Bruce N. Ewald	120,286	(8)	*
Richard J. Giromini	688,559	(9)	1.01%
Martin C. Jischke	61,474		*
James D. Kelly	38,988		*
John E. Kunz	4,123		*
Larry J. Magee	61,480		*
Timothy J. Monahan	152,169	(10)	*
Erin J. Roth	38,211	(11)	*
Scott K. Sorensen	52,580		*
Mark J. Weber	89,613	(12)	*
All executive officers and directors as a group (11 persons)	1,463,135	(13)	2.14%
*	Less than one percent
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to restricted stock units and/or performance share units are not deemed outstanding by the Company for purposes of reporting on common stock outstanding. As such, only those units that will vest within 60 days of April 5, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such units. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 5, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	Based solely on a Schedule 13G/A filed January 10, 2012 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, and BlackRock Capital Management, Inc. (collectively the “BlackRock

Subsidiaries”). Of the BlackRock Subsidiaries, only BlackRock Advisors, LLC claims beneficial ownership of 5% or greater of the outstanding shares reported.
(3)	Based solely on the Schedule 13G filed February 8, 2012 by Franklin Resources, Inc., Mr. Charles B. Johnson and Franklin Advisory Services, LLC (“FAS”). The Schedule 13G classifies FAS as an investment advisor. FAS has sole voting and dispositive power with respect to 4,917,140 shares
(4)	Based solely on the Schedule 13G filed February 13, 2012 by Allianz Global Investors Capital LLC (“AGIC”). The Schedule 13G classifies AGIC as an investment advisor
(5)	Based solely on a Schedule 13G/A filed February 14, 2012 by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisors LLC (“CMIA”). Each of CMIA and AFI disclaims beneficial ownership of the shares reported therein. The Schedule 13G/A classifies CMIA as an investment advisor.
(6)	Based solely on a Schedule 13G filed January 26, 2012 by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries Wells Capital Management Incorporated (“WCM”), Wells Fargo Funds Management, LLC (“WFFM”), and Wells Fargo Advisors, LLC (“WFA”). The Schedule 13G classifies (a) WCM and WFFM as a registered investment advisors in accordance with Rule 13d-1(b)(1)(ii)(E) and (b) WFA as a broker dealer in accordance with Rule 13d-1(b)(1)(ii)(A). WCM has sole voting and dispositive power with respect to 3,709,613 shares.
(7)	Includes options held by Mr. Ehrlich to purchase 92,335 shares that are currently, or will be within 60 days of April 5, 2012, exercisable. Includes 14,000 shares held by a trust of which Mr. Ehrlich’s spouse is the sole trustee and 6,011 shares held by a trust of which Mr. Ehrlich is the sole trustee. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Ehrlich will vest within 60 days of April 5, 2012.
(8)	Includes options held by Mr. Ewald to purchase 79,955 shares that are currently, or will be within 60 days of April 5, 2012, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Ewald will vest within 60 days of April 5, 2012.
(9)	Includes options held by Mr. Giromini to purchase 373,715 shares that are currently, or will be within 60 days of April 5, 2012, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Giromini will vest within 60 days of April 5, 2012.
(10)	Includes options held by Mr. Monahan to purchase 90,219 shares that are currently, or will be within 60 days of April 5, 2012, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Monahan will vest within 60 days of April 5, 2012.
(11)	Includes options held by Ms. Roth to purchase 22,734 shares that are currently, or will be within 60 days of April 5, 2012, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Ms. Roth will vest within 60 days of April 5, 2012.
(12)	Includes options held by Mr. Weber to purchase 38,845 shares that are currently, or will be within 60 days of April 5, 2012, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Weber will vest within 60 days of April 5, 2012.
(13)	Includes options held by our executive officers to purchase an aggregate of 697,803 shares that are currently, or will be within 60 days of April 5, 2012, exercisable. The Company’s directors do not hold any options. Does not include any restricted stock units or performance share units, as no such awards held by our executive officers will vest within 60 days of April 5, 2012.

Executive Compensation

Compensation Discussion and Analysis

The Board of Directors and the Company recognize that our stockholders should have as much trust in the integrity of the Company’s executive compensation process as our customers have in the quality of our products. We place tremendous effort and rigor into our executive compensation processes. We strive to be fair and reasonable while simultaneously aligning the interests of our stockholders and the executives who have been entrusted to lead the Company.

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our President and Chief Executive Officer, Mr. Giromini; our Chief Financial Officer, Mr. Weber; and our three other most highly-compensated executive officers in 2011: Mr. Ehrlich, our Senior Vice President — Chief Technology Officer; Mr. Monahan, our Senior Vice President — Human Resources; and Ms. Roth, our Senior Vice President — General Counsel and Secretary. We refer to these five individuals collectively as our Named Executive Officers, or NEOs.

Executive Summary

Fiscal 2011 Performance Review

During 2011, the Company significantly improved upon results of 2010, demonstrating profitability and strong financial results despite intense global macroeconomic pressure, raw material price increases, and unexpected labor costs associated with the ramp-up in the staffing necessary to increase production to levels sufficient for 2011 demand and future years. The following table illustrates the Company’s growth in 2011 in terms of revenue and net income, as well as our stock price relative to performance in 2010.

	2011	2010	Change ($)
Revenue	$1.2 billion	$640 million	$560 million
Net Income/(Loss) (U.S. GAAP)	$15.0 million	($141.8) million	$157 million
Stock Price per Share at Fiscal Year-End (December 31)	$7.84	$11.85	($4.01)

Pay for Performance Review and Analysis

Pay for performance is an important component of our longstanding compensation philosophy. Our compensation approach is designed to motivate our executives, including our NEOs, to substantially contribute individually and collectively to the Company’s long-term sustainable growth. The following chart shows the direct and indirect components of our compensation system.

Wabash National Corporation Executive Compensation Design
Total Direct Compensation			Total Indirect Compensation
Short-Term Compensation		Long-Term Compensation	All Other Compensation
Base Salary	2011 Short Term Incentive Plan	2011 Long Term Incentive Plan
Fixed cash component	Annual cash award for achievement of current-year financial and operational goals.	Equity awards for attraction and retention of quality executive management, and alignment of NEO interests with those of the Company’s shareholders.	Deferred compensation benefits; Perquisites; Additional Benefits Payable Upon a Change-in-Control Event or severance without Cause.

As NEOs assume greater responsibility within the Company, our pay-for-performance philosophy provides that: (1) a larger portion of the NEOs total compensation should be “at risk” in the form of short-term and long-term incentive awards, and (2) a larger portion of the overall incentive or “at risk” awards should be focused on long-term awards, to drive sustainable shareholder value. The following chart illustrates the allocation of all 2011 Total Direct Compensation components at “Target” performance levels for each NEO. This chart highlights the Company’s emphasis on “at risk” compensation, particularly for its CEO, Mr. Giromini.

* Percentages listed in the chart above are rounded to the nearest whole number, which may result in totals slightly below or in excess of 100%.

Our 2011 Say-on-Pay Vote

At the May 19, 2011 Annual Meeting, our shareholders were asked to approve the Company’s 2010 executive compensation programs. Approximately 65% of those who voted approved the proposal. Following the 2011 Annual Meeting, the Compensation Committee made inquiries regarding the vote to determine why the approval vote had not been higher — especially in light of the fact that Institutional Shareholder Services, Inc. (“ISS”), a proxy advisory firm, had recommended voting “For” the Company’s executive compensation programs. In doing so, the Compensation Committee believes that approximately 25% of our shareholders voted on the recommendation of Glass Lewis & Co. (“Glass Lewis”), another proxy advisory firm, which had issued a proxy paper several days before the 2011 Annual Meeting recommending a vote “Against” the Company’s executive compensation programs. The Glass Lewis proxy paper contained several significant mistakes and errors. These mistakes included, but are not limited to:

•	Giving Wabash National’s executive compensation program a “D” grade, noting that the Company paid more compensation to its top officers than the median compensation paid at the comparison peer group companies selected by Glass Lewis. The data disclosed in its proxy paper, however, clearly showed that Wabash National had the lowest amount of “Total Compensation” paid to executives, as compared to the reported peer group data. It also showed that “Total Compensation” for Wabash National’s CEO was equal or lower than the median for all but one of the comparative peer groups.

•	Stating that the comparison peer groups included: (1) “similarly sized companies [to Wabash National] with a median enterprise value of $140 million,” and; (2) a sector group of...companies with enterprise values ranging from $86.7 million to $628.7 million.” The proxy paper reported, however, a Wabash National enterprise value significantly higher than either of these comparison peer groups — $786.3 million, bringing into question the appropriateness of these comparison peer groups.
•	In reviewing historical compensation data for Wabash National, Glass Lewis included 2007, 2008 and 2010 data, but omitted data for 2009 — a year in which Wabash National responded to the struggling performance of the business by: (1) reducing executive salaries by 16.75%; (2) awarding no short term incentive bonuses; (3) suspending company matches on all deferred compensation plans; (4) significantly limiting the value of any long-term equity awards granted to NEOs; and (5) implementing other salary and benefit freezes or reductions across the entire Company.
•	Reporting Wabash National’s 1-year total shareholder return, or TSR, at 13%, as compared to a TSR for “industry peers” at 42%. Wabash National’s actual TSR for the period January 1, 2010 through December 31, 2010 — the period over which Wabash National measured its performance for executive compensation purposes — was 527%, with the Company being named a “Russell 2000 Index Top Performer” for 2010, achieving the 2nd highest TSR in the Index for the year.
•	Incorrectly listing the long term incentive awards actually granted by the Company and erroneously reporting that the Company had failed to list “a clear description of the threshold and maximum performance levels under” its long term incentive program. Wabash National had, however, listed the performance metrics and performance levels at each of Threshold, Target and Maximum on pages 22 and 28 of its proxy statement.
•	Incorrectly stating that 100% of long term incentive awards granted by the company were given to Company NEOs. However, as stated clearly on pages 22 and 28 of the Company’s proxy statement, less than half of the 875,000 long-term incentive award units were awarded to the Company’s NEOs.
•	Incorrectly stating that NEO base salaries “did not increase significantly during fiscal year 2010.” As reported in the Company’s proxy statement, however, 2010 NEO base salaries were actually lower in 2010 than in either of 2009 or 2008.

Despite attempts by the Company to contact Glass Lewis, and the Company’s provision of correct information in writing to Glass Lewis prior to the 2011 Annual Meeting, Glass Lewis did not correct these errors in its proxy paper prior to the Company’s 2011 Annual Meeting. Following the 2011 Annual Meeting, the Company reached out to Glass Lewis to address the errors in the proxy paper. Glass Lewis acknowledged in electronic mail communications to the Company’s proxy solicitor that it knew “what the concerns [were] as well as mistakes” in the 2011 proxy paper and that Glass Lewis will “be in a position to make sure the information [it] present[s] in 2012 will be correct.” However, the Company is not aware that Glass Lewis has communicated to its clients and the investment community the errors contained in the proxy paper.

The Board believes that had Glass Lewis corrected its mistakes in a timely manner and presented accurate information in its proxy paper, its voting recommendation would have changed, and the number of voting shareholders who would have approved the Company’s executive compensation program would have exceeded 85%. Nevertheless, in light of the 2011 Annual Meeting vote results, the Company engaged in outreach efforts to obtain input from those shareholders whom the Company believes utilized Glass Lewis’ services in evaluating proxy proposals. The Compensation Committee carefully considered the input obtained from these outreach efforts, as well as its continued market assessment efforts with its independent compensation consultant, Meridian, in reviewing its executive compensation programs for 2011 and in reviewing and designing its 2012 compensation programs.

The Compensation Committee believes that it and management acted in the best interests of shareholders when it implemented several changes to its compensation programs, beginning in 2008, including, without limit:

1)	Management recommended to freezing salaries in 2008, followed by reductions of 16.75% in NEO salaries and 14.5% to all other associate salaries in 2009, which the Committee approved. In addition, the Company implemented a 5% reduction to hourly associate wages in 2009, and reduced headcount and suspended several associate benefits in 2008 and 2009, including matching on non-qualified plan and 401(k) contributions, as well as education expense reimbursements.
2)	In 2010, the Company held associate salaries (including those of the NEOs) at their 2009 levels, and the Committee authorized use of a significant portion of the short-term incentive plan bonus compensation earned by the Company in 2010 to be paid to salaried associates (other then the NEOs) as restoration of 7.25% of the salaried associates’ pay reductions implemented in 2009. The Committee utilized its discretion to use the remaining funds generated by the Company’s performance under the 2010 short-term incentive plan to provide such restoration payments to the NEOs prior to paying any bonus awards to any NEO or other Company employee.
3)	In 2011, the Committee agreed with Company management’s recommendation to fully restore base salaries for associates, including the NEOs, to pre-2009 levels only upon the demonstrated financial performance of the Company. As such, NEO base salaries were not fully restored to pre-2009 levels until July 1, 2011.

We are committed to “pay for performance,” even in the highly cyclical industry in which Wabash National operates. The Compensation Committee believes, as shown in the chart on the previous page, that the best way to align the CEO’s (and the other NEO’s) compensation with shareholder interests is to place the majority of their compensation “at risk” — in the form of long and short term incentive awards. We also design our executive compensation programs to encourage long-term commitment by our executive officers to Wabash National. In evaluating our compensation programs — with the assistance of Meridian — in the wake of the Company’s 2011 “say on pay” voting results, the Compensation Committee continues to believe our executive compensation programs encompass several “best practices” including:

•	Close monitoring of the compensation programs of companies of similar size and similar industries, with the objective of setting total compensation (consisting of base salary, annual cash incentives and long-term equity incentive grants) for executives at levels that are generally competitive with our peer group, but also accounting for the Company’s own financial performance objectives and cyclicality. The Committee’s independent compensation consultant assists the Committee in assessing the competitiveness of the Company’s executive compensation program and compensation levels against a peer group of companies similar to Wabash National (see p. 25).
•	As noted above, a significant portion (ranging from approximately 61% to 79%) of our executives’ target total compensation is considered by us to be “at risk,” or based on the performance of the Company.
•	To motivate our executive officers to align their interests with those of our stockholders, we provide annual incentives, which are designed to reward our executive officers for the attainment of short-term Company performance goals, as well as long-term incentives, which are designed to reward them for the achievement of identified long-term performance goals, as well as for increases in our stockholder value over time.
•	Long-term incentives are provided to executive officers in the form of stock options, restricted stock units, performance stock units or similar equity-linked awards. These equity-linked awards, which vest over a period of three years, constituted between 42% and 48% of our executives’ target total compensation in 2011, link compensation with the long-term price performance of our stock, and also provide a substantial retention incentive.
•	In 2011, payment of awards under the Company’s Short-Term and Long-Term Incentive Plans were based on the Company’s attainment of its Operating EBITDA (defined as earnings before interest, taxes, preferred stock dividends, depreciation, amortization, stock-based compensation, and other non-operating income and expense) and Operating Income performance goals, respectively, creating a clear and direct relationship between executive compensation and the Company’s financial performance in 2011.
•	We have adopted Stock Ownership guidelines to encourage the retention of stock by our executives and to strengthen the relationship between compensation and performance.
•	We do not have retirement programs uniquely applicable to our executive officers.

•	We do not provide substantial perquisites to our executive officers.
•	We engage in a formal annual performance evaluation process for our CEO, and our CEO regularly reports to the Committee on the performance of the other NEOs, in setting annual executive compensation.

The Compensation Committee believes that the Company’s existing executive compensation programs continue to be the most appropriate for the Company and most effective in not only rewarding executives for Company performance, but also aligning executive interests with long-term shareholder interests. The Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs, while always incorporating our longstanding philosophies of paying for performance, supporting business strategies, and paying competitively — on the belief that these philosophies will continue to attract and retain quality business leaders, and will drive our NEOs and other salaried associates to produce sustainable, positive results for Wabash National and its shareholders.

2011 Compensation Overview

Compensation Objectives

At Wabash National, we aspire to provide ever increasing value to all of our stakeholders, including customers, shareholders, associates, suppliers and our community. To achieve this aspiration, our business strategy includes:

•	Exceptional operating performance, including driving continuous improvement, production safety, and product innovation and quality;
•	Disciplined growth of shareholder value; and
•	Development and retention of high performance associates.

Execution of our strategy is expected to create a sustainable business that rewards our customers, our associates and our stockholders. Wabash National’s compensation program is designed to motivate our NEOs and other salaried associates to execute our business strategies and strive for higher company performance, while maintaining our core values of safety, customer satisfaction, product quality, best-in-class service, continuous improvement, product innovation, and ethical, trustworthy business practices.

The Compensation Committee (the “Committee”) is responsible for implementing our executive compensation policies and programs and works closely with management, in particular our Senior Vice President of Human Resources, in assessing appropriate compensation for our NEOs. To assist in identifying appropriate levels of compensation, the Committee has engaged the services of Meridian for assistance in compensation plan design, providing compensation market data, and general review and advice regarding our compensation disclosures in 2011 and 2012. More information on the Committee’s processes and procedures can be found above in “Compensation Committee.”

Philosophy and Objectives of Wabash National Compensation Program

Our overall compensation philosophy is to provide compensation packages to our executives, including our NEOs, that are competitive with those of executives of similar status in the engineered components and machinery industry while at the same time keeping our compensation program equitable, straightforward in structure, and reflective of our overall Company performance. Although Wabash National’s compensation program applies to most salaried associates, this Proxy Statement focuses on its applicability to our NEOs. In implementing this philosophy, we award compensation to meet our three principle objectives: aligning executive compensation with our Company’s annual and long-term performance goals; using equity-based awards to align executive and stockholder interests; and setting compensation at levels that assist us in attracting and retaining qualified executives.

We accomplish these objectives through a compensation structure that includes base salary, annual (or, occasionally, longer term) cash incentives, and long-term equity awards. To align the incentive components of our compensation program with Company performance, we choose simple, transparent, and consistently communicated metrics that align compensation to our business strategies and our stockholders’ interests. Additionally, we utilize a mix of these compensation components to meet the following goals: (1) attract, retain, and motivate high-caliber executives; (2) as the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives; (3) provide the appropriate level of reward for performance; (4) recognize the cyclical nature of our primary truck-trailer business and the need to manage value through the business cycle; (5) provide shareholder alignment by encouraging NEOs to be long-term stockholders of Wabash National; (6) structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code when practicable; and (7) structure the compensation program to be regarded positively by our stockholders and associates, but to provide the Compensation Committee with the flexibility needed to satisfy all of these listed goals.

Compensation Elements of Wabash National’s Compensation Program

Each component of Total Direct Compensation and Total Indirect Compensation within Wabash National’s compensation program is summarized in the table below:

Component	Purpose	Characteristics	Where Reported in the Executive Compensation Tables
Base Salary	Provide our executives with a portion of compensation that is fixed and liquid, based on competitive market assessments of level of responsibility, experience, and sustained individual performance.	Fixed cash, competitively assessed against our peer group, while also considering an individual’s performance and scope of responsibilities, experience, time in position, and internal equity considerations.	Summary Compensation Table — “Salary” column
Discretionary Bonus Awards	These awards are granted infrequently, upon recommendation of the CEO and approval of the Compensation Committee, in recognition of special circumstances — including awards for exceptional performance or to retain critical business leaders during periods of business transition or change.	For exceptional performance awards, fixed cash or equity awards made upon the recommendation of the CEO or the Compensation Committee and approved/granted at the discretion of the Compensation Committee. For retention awards, fixed cash or equity, conditioned on Company’s ability to pay, associate’s agreement to maintain employment with the Company until a future date-certain (the “Retention Period”), and associate’s agreement to a non-compete for a period of time following the Retention Period.	Summary Compensation Table — “Bonus” column
Short Term Incentive Award	Reward for the achievement of annual financial and related goals, reflecting increased profitability through operating efficiencies and asset management during the year.	A “Target” STI Award is designed to provide incentive cash compensation competitive with our peer group at both the corporate and business segment levels, thus not only reflecting overall Company performance, but the contributions of each business segment to the Company’s financial performance.	Summary Compensation Table — “Non-Equity Incentive Plan Compensation” column Grants of Plan-Based Awards table — “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column

Component	Purpose	Characteristics	Where Reported in the Executive Compensation Tables
Long Term Incentive Award	Reward for the creation of stockholder value as reflected by our stock price over time. Awarded for the purposes of attracting and retaining quality executive management.	Award is delivered through a combination of Performance Stock Units, Restricted Stock Units and Non-qualified Stock Options. The ultimate value of the award depends upon our stock price, but the base level and “Target” LTI Awards are designed to provide incentive compensation competitive with our peer group.	Summary Compensation Table — “Stock Awards” and “Options Awards” columns

Grants of Plan-Based Awards table — “Estimated Possible Payouts Under Equity Incentive Plan Awards,” Stock, and Options columns

Outstanding Equity Awards at Fiscal Year-End table

Option Exercises and Stock Vested table
Perquisites	Provide our executives with selected benefits less than or commensurate with those provided to executives at our peer group companies.	While limited relative to many other peer category companies, these include benefits that personally benefit the associate, are not related to job performance, and are available to a select group of associates, which includes, but is not limited to, the NEOs.	Summary Compensation Table — “All Other Compensation” column
Retirement Benefits	Provide income upon retirement	A 401(k) plan, on which the Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table — “All Other Compensation” column
Deferred Compensation Benefits	Allow executives to defer compensation on a tax-efficient basis; potentially provide income upon retirement	Non-qualified deferred compensation plan where a select group of associates, which includes, but is not limited to, the NEOs, can elect to defer base salary and/or STI Awards. The Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table — “All Other Compensation” column Non-Qualified Deferred Compensation table.
Potential Payments Upon Change in Control	Encourages executives to operate in the best interests of stockholders both before and after a Change in Control event	Contingent in nature; most elements triggered/payable only if an NEO’s employment is terminated as specified under the Company’s Change in Control Plan.	Potential Payments on Termination or Change in Control Payment and Benefits Estimate table
Other Potential Post-Employment Payments	Provide potential payments under scenarios of death, disability, termination without cause, and voluntary separation	Contingent in nature; amounts are payable only if an NEO’s employment is terminated as specified under the arrangements of various plans or insurance policies	Potential Payments on Termination or Change in Control Payment and Benefits Estimate table

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

The Committee, consisting of only independent members of the Board, is responsible for reviewing and approving the Wabash National compensation program, particularly the corporate goals and objectives related to compensation for the majority of salaried associates. The Committee evaluates the NEOs’ performance in relation to the established goals and ultimately approves the compensation for the NEOs after evaluating their compensation packages (except with regard to the CEO, for those items of compensation already governed by his employment agreement, which is reviewed annually). See the “Compensation Committee” section of this Proxy Statement for a detailed listing of the Committee responsibilities and members.

The Committee exercises its independent judgment when approving executive compensation, and no member of the Committee is a former or current officer of Wabash National or any of its subsidiaries. As noted earlier, the Committee works with management and the Committee’s independent compensation consultant, Meridian, in assessing compensation plan design and the appropriate compensation for our NEOs. In reviewing competitive market data discussed with management and Meridian, the Committee does not specifically “benchmark” or target to pay a certain percentage or level of compensation to the NEOs. Rather, the Committee considers competitive market data as one significant factor in setting pay levels and amounts. The Committee realizes that competitive alternatives vary from individual to individual and may extend beyond equivalent positions in our industry or at other publicly-traded or similarly-situated companies. Consistent with our compensation objectives, the Committee retains the flexibility to also consider subjective factors, such as each executive’s contributions to our corporate performance, complexity and importance of roles and responsibilities, position tenure, and leadership and growth potential. When determining long-term incentive compensation, the Compensation Committee also considers the cost of the plan to the Company and present and future availability of shares under our equity plans.

The Committee periodically reviews approved compensation plans and levels to ensure continued alignment with our business strategy, the Company’s performance, and the interest of our associates and stockholders. In addition, the Committee periodically reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive. In general, compensation to the Company’s NEOs over the past three years has been below market levels.

The Nominating and Corporate Governance Committee directs an annual evaluation of the CEO, and provides the results of the evaluation to the Compensation Committee for the Compensation Committee to use in making its decision whether to renew the CEO’s employment agreement, as well as setting and approving the CEO’s compensation each year.

While the Committee does independently determine and approve the CEO’s compensation each year, it relies on the input of the CEO in setting compensation for the other NEOs. The CEO provides the Committee with an evaluation of each NEO’s performance, as well as his recommendations for changes to the NEOs’ base salaries (if any) and LTI award levels. Because the STI payouts are calculated using predetermined factors, the CEO does not provide recommendations for changes to the other NEO’s STI payouts. The CEO does have discretion to recommend discretionary bonus awards to the other NEOs. The Committee has the discretion whether to accept, reject or modify any of the CEO’s recommendations. The other NEOs are not present during these discussions.

Finally, as noted on pages 18 – 21, the Committee also carefully considers the results of voting on the annual non-binding “say-on-pay” proposal. A majority of our stockholders who voted on the “say-on-pay” proposal approved our executive compensation as described in the Compensation Discussion and Analysis portion (and accompanying tables) of our proxy statement filed prior to the May 2011 Annual Meeting. While the Committee believes that the number of stockholders that voted against our executive compensation was due largely to incorrect information and analysis circulated by the proxy rating firm Glass Lewis in the days leading up to the 2011 Annual Meeting, the Company nonetheless engaged in outreach efforts to obtain input from some of its larger shareholders on the Company’s executive compensation programs. The Committee considered the input obtained from these outreach efforts, as well as market assessments by both the Compensation Committee and Meridian, in designing the Company’s executive compensation programs to be the most effective in not only rewarding executives for Company performance, but also aligning executive interests with long-term shareholder interests.

The Role of the Compensation Committee’s Independent Compensation Consultant

As noted under the “Compensation Committee” section of this Proxy Statement, the Committee has retained Meridian as its Compensation Consultant. Meridian reviewed the Company’s executive compensation program design and assessed our compensation approach relative to our performance, the market, and our market assessment peer group.

Meridian attends Committee meetings, reviews compensation data with the Committee, and participates in general discussions regarding executive compensation issues. While the Committee considers input from Meridian, ultimately the Committee’s decisions reflect many factors and considerations, as discussed previously. Management works with Meridian at the direction of the Committee to develop materials and analysis essential to the Committee’s compensation evaluations and determinations, such as competitive market assessments and peer group data. Meridian periodically conducts calls independently with the Chairman of the Committee to discuss compensation matters, and participates in executive sessions with Committee members to discuss compensation matters. Meridian does not provide any other services to Wabash National.

Peer Group Analysis and Compensation Market Data

To help assess the competitiveness of total compensation for each NEO, the Committee analyzed executive compensation against companies in our peer group. Wabash National has no direct competitors against which to benchmark its executive compensation and performance, as there are no other publicly traded companies engaged significantly in the business of truck-trailer manufacturing. As such, the companies in our peer group, indicated in the chart below, were selected because they are similar to Wabash National in sales volume, industry type, and market capitalization. The Committee periodically reviews the peer group list to confirm that it continues to be an appropriate comparator group for NEO compensation, and makes adjustments as it deems appropriate. The Committee believes this exercise is important because the availability of qualified executive talent is limited, and the design of our compensation program is important in helping us attract — and retain — qualified candidates by providing compensation that is competitive within the engineered components and machinery industry and the broader market for executive talent.

The revenues and market caps listed below reflect those for fiscal year 2009, since that was the last reported comparative data available at the time of the Committee’s executive compensation review for the Company’s 2011 executive compensation programs.

2011 Comparative Peer Group

Company	Fiscal Year Revenue (in millions)	Fiscal Year Market Cap (in millions)
Actuant Corporation	$1,240	$937
American Axle & Manufacturing Holdings, Inc	$1,522	$558
Ameron International Corporation	$547	$525
Astec Industries, Inc.	$738	$607
Baldor Electric Company	$1,524	$1,309
CLARCOR Inc.	$908	$1,604
Donaldson Company, Inc.	$1,875	$2,933
EnPro Industries, Inc.	$803	$528
Franklin Electric Co., Inc.	$626	$671
Gardner Denver, Inc.	$1,778	$2,215
Graco Inc.	$579	$1,713
The Greenbrier Companies, Inc.	$1,018	$220
IDEX Corporation	$1,330	$2,518
Modine Manufacturing Company	$1,163	$520
NCI Building Systems, Inc.	$968	$177
Regal Beloit Corporation	$1,826	$1,913
Robbins & Myers, Inc.	$640	$762
Standex International Corporation	$607	$143
Woodward Governor Company	$1,430	$1,648

Direct Compensation Elements

The following information describes, in detail, each direct compensation element, including a discussion of performance metrics, where applicable. It is intended that this information be read in concert with the information provided in the tables that follow this Compensation Discussion and Analysis.

Base Salary

We believe that it is a necessity to provide our executives with a portion of compensation that is fixed and liquid, and we do this through base salaries. In addition, the Compensation Committee’s decisions on base salaries impact compensation tied to our short-term incentive plan because target awards are designed as multiples of base salary or salary pay grade mid-points.

In determining salary levels for each of our NEOs, the Committee takes into consideration factors such as fulfillment of job responsibilities, the financial and operational performance of the activities directed by each NEO, experience, time in position, internal equity among the NEOs (other than the CEO) and potential. The Committee also considers each NEO’s current salary as compared to a salary range, as well as the salary practices of our peer group. In considering all of these factors, the Committee reviewed a competitive market assessment provided to it by Meridian, which analyzed the pay practices at the peer group companies listed above. Though the Committee reviewed such an assessment from Meridian in 2010, which demonstrated that several of the Company’s executives were compensated at levels significantly below market “median” levels, the Committee decided for 2011 that it would not make significant adjustments to executive compensation levels.

However, in setting base salaries for 2011, the Committee recognized — to remain competitive with the market and to acknowledge the improved financial performance of the Company — that it did need to adjust NEO salaries upward following several years of temporary pay reductions taken by the NEOs, beginning in 2008 (including 16.75% salary reductions taken and maintained in 2009 and 2010, respectively). Wishing to be cautious — as noted above — management and the Committee agreed that, effective January 1, 2011, the upward adjustment in compensation would initially consist of only restoration of ten percent of the 16.75% reduction in NEO base salaries implemented in 2009. Likewise, effective January 1, 2011, the Company would restore to all other salaried associates ten percent of the approximately 14.5% reduction in salaries each salaried associate incurred in 2009.

The Committee stated that it would re-evaluate NEO base salaries during the course of 2011, with the intent of fully restoring base salaries if the financial performance of the Company warranted doing so. Effective July 1, 2011, and upon evaluation by the full Board of the financial performance of the Company, the Committee approved full restoration of NEO salaries to the base levels in effect prior to the reductions in place in 2008, 2009 and 2010. Company management simultaneously fully restored all Company associate base salaries/wages, as well as the 5% hourly associate wage reductions implemented in 2009. At the time of the full restoration, the Committee noted that, with the assistance of Meridian, it intended to again assess and reevaluate NEO base salaries in 2012 against the Company’s peer group. The Committee also noted that it may need to consider significant adjustments in base salary in 2012 for some NEOs to remain competitive with the median base salaries in the peer group market assessment provided to the Committee by Meridian.

Discretionary Bonus Awards

Discretionary bonus awards are granted infrequently, upon recommendation of the CEO and at the discretion and approval of the Committee. These awards are granted outside of the Company’s approved STI/LTI Plans, and are intended to be awarded only in special circumstances — including to award exceptional performance by a member of management or to retain critical business leaders during periods of business transition or change. There were no discretionary bonus awards paid to NEOs in 2009 or 2010. Discretionary bonus awards paid to NEOs in 2011 are discussed below.

2011 Discretionary Bonus Awards

In 2011, the Committee approved payment of one NEO discretionary bonus award. The award resulted from the Committee’s approval of a Retention Award Agreement between the Company and Ms. Roth in 2009 (the “Retention Agreement”), designed to retain Ms. Roth during a tumultuous period for the Company. The Retention Agreement was executed prior to Ms. Roth’s appointment as an executive officer or to her current position as General Counsel. The Retention Agreement required payment of a discretionary bonus award (the “Retention

Payment”) if Ms. Roth remained in the employ of the Company through a date certain in 2011. In addition, Ms. Roth is subject to a non-compete and is required to repay the Retention Payment in the event she leaves the employ of the Company within a year of her receipt of the Retention Payment.

There were no other discretionary bonus awards recommended by the CEO and/or approved by the Committee for the NEOs.

Short-Term Incentive Plan

Our short-term incentive plan, or STI Plan, is designed to reward participants for meeting or exceeding financial and other performance goals over the course of a calendar year, and is available to NEOs, as well as other executives and key associates. If STI Plan targets are met, participants receive a cash bonus. The STI Plan motivates our NEOs to achieve goals that we believe are consistent with our current overall goals and strategic direction. We believe that the use of our selected performance goals provides our executives with an equitable message that when the Company does well, so do they. We also believe that achievement of these current overall goals and strategic direction will translate into long-term success for the Company and increased stockholder value. In short, we pay for performance — we should pay higher compensation when our management team achieves our predetermined goals, and lower compensation when it does not.

The following factors are used to calculate the amount of the STI award actually paid to NEOs:

•	Base salary or salary grade mid-points (as discussed under Approval of STI Rates, the Company utilized salary grade mid-points in 2011);
•	Target STI Rate, as described below under Approval of STI Rates, and
•	Wabash National’s operating performance against the STI metrics, as described below under Performance Metrics for STI.

The STI Plan is periodically approved by our stockholders as part of our Omnibus Incentive Plans, and was last approved at the May 2011 Annual Meeting. Individual STI payouts cannot exceed the maximum as established in the approved plans.

Performance Metrics for the 2011 STI Plan

For 2011, focusing on the Company’s goal of returning to overall profitability, the Committee set the performance metric used in the calculation of STI awards as Operating EBITDA. The Company defines Operating EBITDA as earnings before interest, taxes, preferred stock dividends, depreciation, amortization, stock-based compensation, and other non-operating income and expense. Though the Committee has utilized multiple STI Plan metrics in the past, it chose to focus on a single STI Plan metric in 2011 to highlight to Plan participants the Company’s need to focus on controlling costs, improving cash generation from operations and improving earnings if the Company was to return to profitability in the near term. The Committee deemed this single metric appropriate for the short-term focus and business goals of the Company, as this metric provided a clear and easily measured goal to Plan participants. (For 2012, the Committee intends to return to the use of multiple STI metrics, as the short-term goals of the business have shifted to include a focus on more than simply cost control and cash generation).

In addition to this performance metric, participants in the STI Plan also had to meet or exceed personal performance criteria reviewed during the Company’s associate performance review process, to be eligible to receive a STI payout.

For those participants in the STI Plan who are employed at the corporate level of the Company (which includes the NEOs), payout under the STI Plan was contingent upon the achievement of pre-determined targets of Operating EBITDA for Wabash National. Those targets, as well as Wabash National’s actual performance results, are listed in the table below under “2011 Performance Results for STI.” For those participants in the STI Plan who are employed at the business unit level of the Company (see Note 13 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for the listing of our operating segments), one-half of any award made under the STI Plan was contingent upon the achievement of this pre-determined Operating EBITDA target for Wabash National, with the other half of any such STI Plan award contingent upon the achievement of the pre-determined Operating EBITDA targets at each individual business unit level.

Approval of STI Rates

After review and consideration of peer group data and discussion with Meridian, the Committee approves target STI rates. Historically, rates are set as a percent of annual base salary for all STI Plan participants (including NEOs) for the plan year. However, in light of the significant decreases in base salary taken by the NEOs (and other Company associates) in 2008, 2009 and 2010, the Committee elected in 2011 to set the target STI Rates as a percent of the salary grade mid-point for each STI Plan participant. The salary grade mid-points for all salaried associates are set by the Company based on competitive market evaluations; the Company sets salary minimums, maximums and mid-points for each salary grade level in the Company following a review of salary market data. For 2012, the Committee will return to the historical practice of setting STI Rates as a percent of annual base salary. The Committee’s 2011 approved STI Rates, and corresponding salary grade mid-point, for each NEO are set forth below:

	Target STI Rate	Salary Grade Mid-Point
CEO	100%	$756,400
Other NEOs	45%	$259,600

2011 Performance Results for STI

The Chart below details the goals necessary for the NEOs to achieve STI payout, as well as the Company’s actual performance results, calculated in accordance with the STI Plan:

(reported in millions, except for percentages)	Threshold	Target	Maximum	Actual
Operating EBITDA	$26.25	$35.0	$52.5	$38.8
Performance Payout	50%	100%	200%	121.6%

Actual performance payout is interpolated between the performance targets set forth above, with the amount of the STI award paid to the NEOs in 2011 calculated as follows:

Salary Grade Mid-Point
    x  Target STI Rate
    x  Actual Performance as a Percentage of Target (up to a maximum of 200%)
 =  STI Award Amount

The STI Plan bonus awards paid to each NEO under the STI Plan are set forth in the Summary Compensation Table below, under footnote 3. The Committee did not exercise its authority to decrease or eliminate the NEO STI payouts for fiscal 2011.

As noted above, the STI Plan and the results for fiscal 2011 described above are also used to determine the STI award payouts to other STI Plan participants, which encompasses many of the Company’s salaried associates. For fiscal 2011, STI award payouts to the NEOs represented about 24% of the total amount of STI award payouts to all eligible participants.

Because the STI Plan utilized a non-GAAP financial measure (Operating EBITDA) as a performance metric, set forth below is the reconciliation of Operating EBITDA to GAAP financial measures, as reported by the Company in its Form 10-K, filed February 29, 2012.

WABASH NATIONAL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Twelve Months Ended Dec 31, 2011
Net income	$15,042
Income tax expense	171
Interest expense	4,136
Depreciation and amortization	15,591
Stock-based compensation	3,398
Other non-operating (income) expense	441
Operating EBITDA	$38,779

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our executives, including NEOs, for increasing stockholder value. It is also intended to be used as an attraction and retention tool in recruiting and promotion executive talent. Our stockholders receive value when our stock price increases, and by using equity-based awards our executives also receive increased value when our stock price increases. We believe that equity-based awards are an important part of an equitable structure because it is fair to our executives and to the Company that the level of rewards for our executives increase and decrease based on the return to stockholders. Similarly, equity-based awards represent our philosophy of having a straightforward structure by reminding executives that one of the best measures of long-term corporate success is increased stockholder value.

Approval of LTI Award Values

Historically, the Committee approved LTI awards consisting of Restricted Stock Units (“RSUs”) and Non-Qualified Stock Options (“NQO’s”). The Committee would award RSUs and NQOs to the NEOs on the basis of rates approved by the Committee, with the CEO generally receiving an LTI award valued at 160% of his salary grade mid-point, and the other NEOs generally receiving an LTI award valued at 80% of their respective salary grade mid-points.

However, in 2011, the Committee determined that LTI Plan participants should earn a portion of the LTI award based upon the performance of the Company in 2011 with respect to Operating Income. The Committee chose 2011 Operating Income as its single LTI Plan performance metric to emphasize to Plan participants the Company’s need to control costs and recapture margins if the Company was to return to profitability in the near term. The Committee deemed this metric appropriate because it provided a clear goal to Plan participants and focused participants on the need to generate Operating Income in 2011 if the Company was going to increase shareholder value in the long-term. (For 2012, the Committee intends use multiple LTI metrics, over a longer performance period, as the Company’s strategic focus has shifted to a greater number of longer-term strategic goals).

As such, for fiscal 2011, the LTI award consisted of RSUs, NQO’s, and Performance Stock Units (“PSUs”) — all awarded under the shareholder-approved 2007 Omnibus Incentive Plan, and targeted at an overall LTI award value of 160% of salary grade mid-point for the CEO and 80% of salary grade mid-points for all other NEOs. (Awards for fiscal 2012 will consist of a similar mix of RSUs, PSUs and NQOs, and will be awarded under the 2011 Omnibus Incentive Plan, which was approved by the shareholders at the 2011 Annual Meeting). The Committee awarded the RSUs and NQOs without the requirement to first attain certain performance goals; however, the Committee continues to view NQOs as performance-based awards, as Company executives will not realize any value from these awards without improving Company performance and increasing value to shareholders. The purpose of these awards was to encourage stock ownership in Wabash National, to retain NEOs in the long-term, and to focus NEOs on long-term growth in shareholder value. The PSUs, however, would only be earned by the NEOs if the Company achieved certain performance goals for fiscal 2011, as set by the Committee. The Committee chose to set a one-year performance metric to account for the cyclicality of the Company’s industry, and also to focus on the need of the Company to achieve profitability in the short-term if we are to achieve long-term shareholder growth in the form of increased stock value. (For 2012, the Committee has adopted award criteria for the PSUs that will require Company performance to be measured relative to a group of similarly-cyclical companies over a three-year period, believing that this is the fairest way to track and award Company performance in a highly-cyclical industry).

The Committee establishes LTI award grant values to the NEOs based on the following criteria: level of responsibility, individual performance, current market practices, peer group data, and the number of shares available under the shareholder-approved Plan. At the beginning of each year, after review and consideration of peer group data on target long-term incentives, the Committee approves the LTI award values and mix — generally at its first regularly-scheduled Committee meeting each year. The Committee has the discretion to increase or decrease the base-level award to distinguish an individual’s level of past performance, to deliver particular LTI value, or to reflect other adjustments as the Committee deems necessary. Other than for calculation of share availability, awards granted in previous years are generally not a factor in determining the current year’s award. Potential accumulated wealth is also not viewed as relevant in determining the current year’s LTI award since the ultimate goal of the award is to reward our executives for long-term increased shareholder value.

For valuation and reporting purposes, NQOs are “valued” at the binomial value of the option on the date of grant, and RSUs and PSUs are “valued” at the Company’s common stock price on the date of grant. To determine the number of awards the Committee approves for award to Plan participants at its yearly February meeting, the Committee estimates RSU/PSU/NQO grant-date values immediately prior to its meeting. The Committee calculates and approves the actual number of each type of award granted to each NEO by: (1) setting the overall LTI award value (generally, as a % of the NEO’s salary grade mid-point), (2) establishing the estimated “value” to apply to each of the NQOs/PSUs/RSUs, and (3) dividing the overall LTI award value for each NEO by the estimated RSU/PSU/NQO grant-date values, targeting an award value mix of 1/3 RSUs, 1/3 PSUs and 1/3 NQOs. In past years, to the extent necessary to manage share usage under our 2007 Omnibus Plan, the Committee would also adjust downward the actual number of awards granted to plan participants — including NEOs. This was done to achieve the desired maximum limit of all awards to be granted under the 2007 Omnibus Plan in a particular year.

Fiscal 2011 LTI Award Overview for NEOs

In 2011, the original estimated award value mix for the NEOs was approximately 1/3 RSUs, 1/3 PSUs and 1/3 NQOs. Due to differences between the estimated and the actual grant-date values of the awards, the final award mix at “Target” in 2011 was approximately 27.5% RSUs, 27.5% PSUs and 45.0% NQOs. Additionally, the Committee made adjustments to the NEO overall “Target” LTI award values, granting LTI awards with an estimated grant-date value above the typical 160% of salary grade mid-point awarded to the CEO and 80% of salary grade mid-point awarded to the other NEOs. (See the Grants of Plan Based Awards table and footnotes for the actual LTI award grant-date values at “Target”). The purpose of this change was to award the NEOs for outstanding performance in managing through the financial challenges faced by the Company in 2009 and 2010, and to recognize that the Company had been effectively prohibited from awarding equity compensation to the NEOs in 2010 by the anti-dilution rights held by Trailer Investments, LLC (which Trailer Investments held in connection with the warrant it received under the Securities Purchase Agreement executed with the Company in 2009. Trailer Investments’ rights entitled it to receive shares of Common Stock in the event the Company granted or awarded Common Stock to any associate, which would have further diluted shareholder value in the Company’s stock).

Actual financial performance results in 2011 resulted in PSUs being earned at greater than “Target,” thus changing the actual final value of the LTI awards earned by the NEOs, as wells as the final award mix. See the Outstanding Equity Awards at Fiscal Year-End table and footnotes for the actual number of LTI awards earned by each NEO.

The following table summarizes the performance measurements for the PSUs (including the Company’s actual performance results), as well as the general terms for each form of equity awarded to the NEOs for 2011:

	PSUs				RSUs	NQOs
	Threshold	Target	Maximum	Actual	None.	None.
Performance Measurement: (Operating Income – 2011)	$12.75 million	$17.0 million	$25.5 million	$19.8 million
Performance Payout	50%	100%	200%	132.9%	None.	None.
Vesting Period	Award vests in full on third anniversary of the grant date.				Award vests in full on third anniversary of the grant date.	Vest in approximately three equal installments over three years.
Restrictions/Expiration	Earned only upon achievement of threshold performance metric. Converted to Wabash National Common Stock upon vesting.				Restricted until vesting date, at which time they convert to Wabash National Common Stock.	Expire ten years from the grant date.

In addition to the restrictions listed above, all awards granted to the NEOs pursuant to the Company’s equity compensation plans are subject to the Company’s Stock Ownership Guidelines, which are discussed below. See the Grants of Plan Based Awards table and footnotes on pages 38 – 39 for more information on LTI awards delivered to the NEOs, as well as the terms of the awards.

For fiscal 2011, the number of RSUs granted to the NEOs represented 40% of all RSUs granted to all LTI Plan eligible participants; the number of PSUs granted to the NEOs represented 58% of all PSUs granted to all LTI Plan eligible participants; and, the number of NQOs granted to the NEOs represented 47% of all NQOs granted to all LTI Plan eligible participants. These proportions are consistent with our philosophy that as our associates, including NEOs, assume greater responsibility in the Company, a larger portion of incentive compensation should be focused on long-term awards.

LTI Grant Practices

Grants of equity awards are generally made to our executives, including NEOs, at one time each year pursuant to the LTI Plan. As discussed above, the Compensation Committee typically reviews and approves awards and award levels under the LTI Plan in February of each year in conjunction with regularly scheduled meetings of the Compensation Committee and the Board of Directors, which occur after the release of year-end financial results from the previous year.

While most of our equity awards are made at the above-described time period, we occasionally make grants of RSUs or NQOs to executives at other times, including in connection with the initial hiring of a new executive or a promotion. We do not have any specific program, plan or practice related to time equity award grants to executives in coordination with the release of non-public information.

Mr. Giromini, who also serves as a director of the Company, has the authority to grant awards under the 2011 Omnibus Incentive Plan to Company associates who are not officers or directors of the Company. Only Mr. Giromini has the authority to grant equity awards, such as inducement grants, within prescribed parameters — no other executive officer has the authority to grant such awards.

All options are granted with an exercise price equal to the closing market price on the date of grant, as reported on the NYSE. The date of grant for our equity awards is set by the Board of Directors, with the grant date generally being the date the awards are approved by the Committee and the Board in their February meetings.

Stock Ownership Guidelines

In February 2005, we adopted stock ownership guidelines for our executive officers, including our NEOs. Upon evaluation of prevalent market practices, we revised these Guidelines in September 2011.

These guidelines are designed to encourage our executive officers to increase their equity stake in the Company and more closely align their interests with those of other stockholders. The revised stock ownership guidelines provide that each executive is required to hold sixty-five percent (65%) of all Company shares received through the Company’s incentive compensation plans until the executive achieves the target ownership levels set for his/her position. The target ownership levels are as follows:

CEO	Five (5) times base salary
Executive Vice Presidents	Three (3) times base salary
Senior Vice Presidents	Two-and-one-half (2½) times base salary

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the executive; vested or unvested restricted stock and restricted stock units; performance shares deemed earned, but not yet vested. Company executives are required to comply with the guidelines immediately upon hire or promotion, however, executives may tender shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. The Compensation Committee reviews compliance with the guidelines on a periodic basis; as of December 31, 2011, all of our NEOs were in compliance.

Our insider trading policy prohibits our executive officers, including our NEOs, from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Summary of Total Direct Compensation

The Committee believes each pay element is consistent with our compensation philosophy. The pay elements are designed to complement each other and reward the achievement of short-term and long-term strategic objectives. The Committee recognizes individual fulfillment of duties through adjustments to base salary and LTI. The Committee reviews Total Direct Compensation for each NEO in light of peer group data and overall market practices, taking into account the role and level of responsibility of each NEO within the organization. As a result,

Total Direct Compensation for the CEO is higher than the other NEOs due to his overall executive and operating responsibilities for the Company, as a whole. This design is supported by peer group data and general market practices. Similarly, the evaluation of the other NEOs’ responsibilities and contributions to the success of the organization is a significant factor in reviewing Total Direct Compensation for the other NEOs. Thus, while peer group and market data is important in evaluating the other NEOs, the Committee also considers individual fulfillment of duties, teamwork, development, time in position, experience and internal equity among the NEOs (other than the CEO). The Committee does not target CEO compensation as a certain multiple of the compensation of the other NEOs.

Deductibility Cap on Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1,000,000 to the CEO and the three other most highly compensated officers other than the CFO. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs, among other requirements, are: (1) approved by stockholders, (2) the compensation is payable only upon attainment of pre-established, objective performance goals, and (3) the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m).

The Committee strives to provide NEOs with compensation programs that will preserve the tax deductibility of compensation paid by Wabash National, to the extent reasonably practicable and to the extent consistent with Wabash National’s other compensation objectives. For 2011, all of the members of the Compensation Committee qualified as “outside directors,” as defined for purposes of Section 162(m). The Committee believes, however, that stockholders interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses. All 2011 performance-based executive compensation was fully deductible.

Indirect Compensation Elements

The following sections describe each indirect compensation element. It is intended that this information be read in concert with the information provided in the tables that follow this Compensation Discussion and Analysis.

Perquisites

We offer our NEOs various perquisites that the Committee believes are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. The Committee conducts an annual review of perquisites offered to the NEOs as part of the Committee’s overall NEO compensation review process. For more information on the perquisites provided and to whom they are provided, see footnote 5 to the Summary Compensation Table. In addition to the items listed in the aforementioned footnote, NEOs, as well as other selected associates, are also provided access to general financial planning services and Wabash National-sponsored seats at local sporting venues for personal use when not occupied for business purposes, both at no incremental cost to the Company.

Retirement Benefits

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is also applicable to our NEOs. The purpose of the plan is to clearly define benefits that are provided to qualified associates. A “Regular Retiree” is defined as an executive attaining at least 65 years of age or older entering the tenth year of Company service. An “Early Retiree” is defined as an executive attaining at least 55 years of age and entering the fifth year of Company service. Together, Regular Retirees and Early Retirees are referred to as “Retirees”.

The plan provides that all Retiree awards continue to vest, as scheduled, in the calendar year of retirement. Early Retirees have 3 years from their retirement date to exercise options but not more than 10 years from the original date of grant. Regular Retirees have 10 years from the original grant date to exercise options. Retirees who are eligible to receive performance units of restricted stock and restricted grants that typically vest in full three years after the grant date receive a prorated award based on the Retiree’s time of participation. Death and disability benefits, as defined in each outstanding equity award agreement, and all outstanding and prospective equity awards vest in a manner consistent with vesting provisions applicable to Early Retirees.

Regardless of the effective date of retirement, Retirees are entitled to payment of all eligible and unused vacation pay, payable under and calculated pursuant to state law and Company policy, which accrues in the year of retirement. Retirees are also eligible to receive a prorated incentive in lieu of bonus, if a short-term incentive is otherwise paid to eligible associates, the year following retirement. Retirees are not required to be actively employed by the Company on the date a short-term incentive payment is made.

Prior to 2009, retirees celebrating a 5, 10, 15, or 20 or greater service anniversary in their year of retirement year would receive a service award that is generally available to all associates. Service awards were suspended in 2009.

Retirees may elect to continue health care benefits generally available to all associates, in accordance with applicable state and Federal laws. In addition, Retirees receive health care discounts, generally available to all associates, which are negotiated by the Company with preferred health care providers, as allowable by the provider. Lastly, Retirees may convert their basic company paid life insurance to option life insurance per state and Federal laws and pursuant to the applicable life insurance plan document.

Tax-qualified Defined Contribution Plan

We maintain a tax-qualified defined contribution plan in the form of a typical 401(k) plan, which is available to a majority of the Company’s associates, including the NEOs. Prior to August 31, 2008, the Company matched dollar-for-dollar the first 3% of compensation an associate placed into the 401(k) plan, and matched one-half the next two 2% contributed by the associate to the plan, up to federal limits. Effective September 1, 2008, a portion of the Company match was suspended, with the remainder suspended in January 2009. The match has been reinstated, effective January 1, 2012 for contributions made on or after that date. Any company matches are reported under the “All Other Compensation” column, and related footnote 5, of the Summary Compensation Table.

Deferred Compensation Benefits

We maintain a non-qualified, unfunded deferred compensation plan that allows our directors and eligible highly-compensated associates, including the NEOs, to voluntarily elect to defer certain forms of compensation prior to the compensation being earned and vested. We make the non-qualified plan available to our highly-compensated associates as a financial planning tool and as an additional method to save for retirement. Executive officers do not receive preferential earnings on their deferred compensation. As a result, we do not view earnings received on contributions to the deferred compensation plan as providing executives with additional compensation. All deferred compensation benefits are designed to attract, retain, and motivate associates. Such deferred compensation benefits are commonly offered by companies with whom we compete for talent.

Prior to August 31, 2008, the Company matched dollar-for-dollar the first 3% of compensation an associate placed into the non-qualified deferred compensation plan, and matched one-half the next two 2% the associate contributed to the plan. Effective September 1, 2008, the Company match was suspended. The match has been reinstated, effective January 1, 2012 for contributions made on or after that date. Any company matches are reported under the “All Other Compensation” column, and related footnote 5, of the Summary Compensation Table.

Participants in the Deferred Compensation Plan are general creditors of the Company. See the Non-Qualified Deferred Compensation Table below for additional information.

Potential Payments Upon Change-in-Control and Other Potential Post-Employment Payments

Associate Severance Plan

We have adopted an Associate Severance Plan that provides for severance benefits for all of our associates, including our NEOs, in the event we terminate their employment without cause. Under the plan, in the absence of an employment agreement providing for superior benefits, our executives are eligible for a severance payment equal to the executive’s base salary for a period of one month or, if the executive executes a general release, for a period up to 18 months. In addition to the severance payment, our NEOs are entitled to a lump sum amount to cover post-termination healthcare premiums for the duration of the severance period. We determined this plan was appropriate based on the prevalence of similar plans within the market and its importance in attracting and retaining qualified executives. For a quantification of the benefits that would be received assuming termination of eligible NEOs on December 31, 2011, see Potential Payments on Termination or Change in Control — Payment and Benefit Estimates table below.

Severance and Change-in-Control Agreements

In 2011, we did not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini. Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were negotiated when Mr. Giromini was initially hired in 2002, were necessary to hire Mr. Giromini and were consistent with industry practice.

We also have adopted a change-in-control plan applicable to NEOs, as well as other executives of the Company, as specifically designated by our Board of Directors. We determined that this plan was appropriate based on the prevalence of similar plans within the market, as well as the dynamic nature of the business environment in which we operate. We also believe the change-in-control plan, similar to the severance provisions of Mr. Giromini’s employment agreement, is an appropriate tool to motivate executive officers to exhibit the proper behavior when considering potential business opportunities. By defining compensation and benefits payable under various merger and acquisition scenarios, change-in-control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing stockholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his or her position, and help to keep the officer objective in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Under the terms of his employment agreement as amended in December 2010, Mr. Giromini will receive the greater of the benefits pursuant to our change-in-control plan or his employment agreement, but not both.

Additional information regarding these provisions, including a definition of key terms and a quantification of benefits that would be received assuming a triggering event on December 31, 2011, is set forth below in the Potential Payments on Termination or Change in Control — Payment and Benefit Estimates table.

Executive Life Insurance Program

Pursuant to the terms of his employment agreement, we maintain a life insurance policy on Mr. Giromini. We have purchased and maintain this policy but provide Mr. Giromini with an interest in the death benefit. Mr. Giromini is responsible for taxes on the income imputed in connection with this agreement under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Giromini or his beneficiary. This was a negotiated benefit entered into when Mr. Giromini began employment with the Company.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Wabash National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including through incorporation by reference to this Proxy Statement).

COMPENSATION COMMITTEE

Martin C. Jischke
James D. Kelly
Larry J. Magee
Scott K. Sorensen

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors in 2011 consisted of Dr. Jischke, and Messrs. Kelly, Magee and Sorensen. None of these individuals is currently, or has ever been, an officer or associate of Wabash National or any of our subsidiaries. In addition, during 2011, none of our executive officers served as a member of a board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on our Compensation Committee.

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended December 31, 2011.

Summary Compensation Table
for the Year Ended December 31, 2011

The following table summarizes the compensation of the NEOs for the year ended December 31, 2011 and for the years ended December 31, 2010 and 2009. The NEOs are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2011 as determined by taking the total compensation calculated pursuant to the table below.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Non-Equity Incentive Plan Compensation(3)	Stock Awards(4)	Option Awards(4)	All Other Compensation(5)	Total ($)
RICHARD J. GIROMINI President, Chief Executive Officer	2011	$611,777	—	$919,782	$784,536	$642,581	$112,069	$3,070,745
	2010	$516,150	—	$498,710	$892,800	$455,400	$67,303	$2,430,363
	2009	$533,796	—	—	$294,276	$124,379	$71,828	$1,024,279
MARK J. WEBER Senior Vice President – Chief Financial Officer	2011	$277,634	—	$142,053	$255,250	$200,700	$13,400	$889,037
	2010	$208,125	—	$120,938	$214,040	$114,700	$4,518	$662,321
	2009	$184,301	—	—	$36,762	$15,450	$4,452	$240,965
RODNEY P. EHRLICH Senior Vice President – Chief Technology Officer	2011	$249,915	—	$142,053	$153,150	$120,420	$18,557	$684,095
	2010	$245,587	—	$104,706	$171,120	$86,020	$6,501	$613,934
	2009	$253,984	—	—	$59,644	$25,211	$6,642	$345,481
TIMOTHY J. MONAHAN Senior Vice President – Human Resources	2011	$249,527	—	$142,053	$204,200	$167,250	$14,007	$777,037
	2010	$210,623	—	$111,189	$193,440	$101,200	$4,988	$621,440
	2009	$217,823	—	—	$59,644	$25,211	$4,797	$307,475
ERIN J. ROTH(6) Senior Vice President – General Counsel & Secretary	2011	$253,725	$80,000	$142,053	$204,200	$167,250	$2,962	$850,190
	2010	$184,380	—	$79,263	$171,120	$101,200	$3,133	$539,096
	—	—	—	—	—	—	—	—
(1)	Amounts reflected in this column for 2009 and 2010 reflect each NEOs base salary, following the reductions in base salaries approved by the Board, which were discussed in the Compensation Discussion and Analysis on page 16. Amounts shown in this column for 2011 reflect a restoration of the previous salary reduction, with 10% of the previous reduction being restored effective January 1, 2011, and the remaining 6.75% of the previous reduction being restored effective on July 1, 2011 (both, pursuant to Board approval). In addition to the above, with regard to Mr. Weber, the amount shown in this column for 2010 reflects the effect of a full year of his base salary (including the Board approved reduction in base salaries applicable to all executive officers) approved by the Board in 2009, upon his appointment to his current position in September 2009. The amount shown in this column for Ms. Roth reflects an adjustment to her base salary effective with her appointment as an executive officer on March 1, 2010. The amounts shown in this column for Mr. Weber and Ms. Roth in 2011 reflect a market adjustment to their respective base salaries, based upon market assessments provided by Meridian to the Compensation Committee — and ultimately recommended by our CEO and approved by the Committee.

Also includes amounts deferred by the NEOs under the Company’s Non-Qualified Deferred Compensation Plan. For salary amounts deferred in 2011, see the first column of the Non-Qualified Deferred Compensation table on page 43.

(2)	Amounts reflected in this column include payments of discretionary bonus awards, as recommended by our CEO and/or the Compensation Committee, and approved by the Compensation Committee. There were no discretionary bonus awards made in 2009 or 2010. Amounts reflected for 2011 include a retention bonus payment earned and paid to Ms. Roth in 2011, pursuant to a retention agreement entered into between the Company and Ms. Roth in 2009 — prior to her appointment as an executive officer of the Company. See the Compensation Discussion and Analysis on page 16 for further discussion of this agreement.

(3)	For 2011, non-equity incentive plan compensation includes cash awards under the Company’s 2011 STI Plan. Cash awards earned for the performance period ending December 31, 2011 were paid to NEOs on March 8, 2012, unless deferred by the NEO under the Company’s Non-Qualified Deferred Compensation Plan. The following table shows the awards earned under the 2011 STI Plan:

2011 STI Plan Awards

Name	Target Award as % of Salary Grade Mid-Point	Applicable Salary Grade Mid-Point	Actual Performance as % of Target	Award Amount
Richard J. Giromini	100%	$756,400	121.6%	$919,782
Mark J. Weber	45%	$259,600	121.6%	$142,053
Rodney P. Ehrlich	45%	$259,600	121.6%	$142,053
Timothy J. Monahan	45%	$259,600	121.6%	$142,053
Erin J. Roth	45%	$259,600	121.6%	$142,053

As discussed in the Compensation Discussion and Analysis, based on actual performance during the performance period, the NEOs earned an STI award equal to approximately 122% of the target opportunity. (See p. 28.) For additional information on our STI Plan structure in 2011, including plan metrics and performance measurements, see the Compensation Discussion and Analysis relating to our STI Plan on pages 27 – 28.

Amounts reflected in this column for 2010 include an STI award consisting of: (1) an amount equal to one-half of the 16.75% reduction taken against the NEOs base salaries in 2010 (as described in footnote 1 above), as contemplated under the 2010 STI Plan, and (2) an additional bonus payment made under the STI Plan, as approved by the Compensation Committee. While these amounts were deemed earned by the NEOs in 2010, they were not approved and paid until 2011. For additional information on our STI Plan structure in 2010, and a detailed explanation of the bonus payments made under the 2010 STI Plan, see the Compensation Discussion and Analysis relating to our STI Plan on pages 21 and 22 of the proxy statement filed by the Company in 2011. There were no STI Plan awards earned in 2009.

(4)	Amounts represent the aggregate grant date fair value of grants made to each NEO during 2011 under the Company’s 2011 LTI Plan, as computed in accordance with FASB ASC Topic 718. The values in these columns exclude the effect of estimated forfeitures. Grants in 2011 consisted of restricted stock units (RSUs), non-qualified stock options (NQOs), and performance stock units (PSUs) awarded under the Company’s shareholder-approved 2007 Omnibus Incentive Plan. For the per-share grant date fair values applicable to the RSUs, PSUs, and NQOs see Grant of Plan Based Awards table at footnote 6. The following table shows the number of each award granted at “Target” performance levels under the 2011 LTI Plan:

2011 LTI Plan Awards

Name	RSUs (#)	NQOs (#)	PSUs (#)
Richard J. Giromini	38,420	96,051	38,420
Mark J. Weber	12,500	30,000	12,500
Rodney P. Ehrlich	7,500	18,000	7,500
Timothy J. Monahan	10,000	25,000	10,000
Erin J. Roth	10,000	25,000	10,000

As discussed in the Compensation Discussion and Analysis, based on actual performance during the performance period, the NEOs earned PSUs equal to 133% of the target opportunity. (See p. 16.) See the Outstanding Equity Awards at Fiscal Year-End table at footnote 6 for the actual payout of PSUs to each NEO for 2011. Had the PSUs been earned at the “Maximum” payout level, the PSUs payouts would have been 200% of “Target,” with awards to each of the NEOs as follows: Mr. Giromini — 76,840; Mr. Weber — 25,000; Mr. Ehrlich — 15,000; Mr. Monahan — 20,000; and Ms. Roth — 20,000.

For additional information on our LTI Plan structure in 2011, including plan metrics and performance measurements, see the Compensation Discussion and Analysis relating to our LTI Plan on pages 29 – 31. All awards granted to the NEOs during 2011 are subject to the stock ownership guidelines adopted by the Board, and revised in 2011. RSUs will vest in full three years after the grant date. NQOs vest ratably over the three years following the grant date. Earned PSUs will vest three years after the grant date, providing each participant with one share of the Company’s common stock for each vested PSU.

Amounts reflected in this column for previous years, and therefore the amounts reflected in the Total Compensation column for previous years, may not match with amounts reported in previous’ years proxy statements due to a change in SEC rules requiring the reporting of equity award values as set forth above, instead of reporting the expense recognized by the Company for such equity awards. Further information regarding the valuation of equity awards can be found in Note 10 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

We caution that the amounts reported in the table for equity awards and, therefore, total NEO compensation may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price. For example, the value that would have been expensed in 2011 relating to certain NEO stock awards if our share price at the respective stock grant dates was $7.84 (the closing share price on December 31, 2011) differs from the values set forth above due to the general fluctuations of the Company’s share price between December 31, 2009 and December 31, 2011.

(5)	The following table provides details about each component of the “All Other Compensation” column: Amounts in this column consist of: (i) payments with respect to our 401(k) and non-qualified deferred compensation plans; (ii) payments with respect to term life insurance for the benefit of the respective officer; (iii) payments with respect to the Executive Life Insurance Plan; and (iv) miscellaneous compensation or perquisites. For 2011, the amount reported in “Misc Perquisites” for Mr. Giromini includes $64,900 in payments with respect to the Executive Life Insurance Plan.

Name	Company Contributions to Defined Contribution Plans(a)	Misc Perquisites(b)	Total All Other Compensation
Richard J. Giromini	$40,541	$71,528	$112,069
Mark J. Weber	$11,364	$2,036	$13,400
Rodney P. Ehrlich	$11,364	$7,193	$18,557
Timothy J. Monahan	$11,364	$2,643	$14,007
Erin J. Roth	—	$2,962	$2,962
(a)	The Company suspended the Company’s match on its non-qualified retirement plan on September 1, 2008. The Company suspended a portion of the Company’s match on its 401(k) plan on September 1, 2008, and fully suspended the match effective April 1, 2009. The match on both plans has been reinstated, effective January 1, 2012 for contributions made on or after that date. As such, Company contributions for fiscal year 2011 are applicable only to the STI Award amount earned in 2011, but payable in 2012 — and only if each NEO elects to have such contributions withheld and matched from the Award amount. See the Non-Qualified Deferred Compensation table on pg. 43 for additional information regarding the Company’s reinstatement of the match.
(b)	Miscellaneous perquisites include: amounts paid with respect to long term disability insurance and term life insurance for the benefit of the respective NEO, including the Executive Life Insurance Plan for Mr. Giromini; executive physicals; credit monitoring services; Company matching contributions to health savings accounts; and, as applicable, tax gross ups associated with such benefits.
(6)	Ms. Roth was appointed an executive officer of the Company effective March 1, 2010.

Grants of Plan-Based Awards
for the Year Ended December 31, 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Grant Date(1)	Threshold ($) (50)%	Target ($) (100)%	Maximum ($) (200%)	Threshold (#) (50)%	Target (#) (100)%	Maximum (#) (200%)
Richard J. Giromini	2/23/11	$378,200	$756,400	$1,512,800	—	—	—	—	—	—	—
	2/23/11	—	—	—	19,210	38,420	76,840	—	—	—	$392,268
	2/23/11	—	—	—	—	—	—	38,420	—	—	$392,268
	2/23/11	—	—	—	—	—	—	—	96,051	$10.21	$642,581
Mark J. Weber	2/23/11	$58,410	$116,820	$233,640	—	—	—	—	—	—	—
	2/23/11	—	—	—	6,250	12,500	25,000	—	—	—	$127,625
	2/23/11	—	—	—	—	—	—	12,500	—	—	$127,625
	2/23/11	—	—	—	—	—	—	—	30,000	$10.21	$200,700
Rodney P. Ehrlich	2/23/11	$58,410	$116,820	$233,640	—	—	—	—	—	—	—
	2/23/11	—	—	—	3,750	7,500	15,000	—	—	—	$76,575
	2/23/11	—	—	—	—	—	—	7,500	—	—	$76,575
	2/23/11	—	—	—	—	—	—	—	18,000	$10.21	$120,420
Timothy J. Monahan	2/23/11	$58,410	$116,820	$233,640	—	—	—	—	—	—	—
	2/23/11	—	—	—	5,000	10,000	20,000	—	—	—	$102,100
	2/23/11	—	—	—	—	—	—	10,000	—	—	$102,100
	2/23/11	—	—	—	—	—	—	—	25,000	$10.21	$167,250
Erin J. Roth	2/23/11	$58,410	$116,820	$233,640	—	—	—	—	—	—	—
	2/23/11	—	—	—	5,000	10,000	20,000	—	—	—	$102,100
	2/23/11	—	—	—	—	—	—	10,000	—	—	$102,100
	2/23/11	—	—	—	—	—	—	—	25,000	$10.21	$167,250
(1)	As discussed under “Equity Grant Practices” in the Compensation Discussion and Analysis above, the grant date of equity awards is set by our Board of Directors and is a date that is on or after the Board of Directors or Compensation Committee action approving or ratifying the award.
(2)	These columns show the range of cash payouts targeted for 2011 performance under our STI Plan as described in the section titled “Short Term Incentive Plan” in the Compensation Discussion and Analysis. In February 2011, the Compensation Committee recommended, and our Board of Directors approved, STI Plan awards for all eligible associates, including awards to the NEOs (for a detailed description of the awards, see pages 26 – 27 in the Compensation Discussion and Analysis and footnote 2 to the Summary Compensation Table).
(3)	Represents the potential payout range of PSUs granted in 2011 pursuant to the 2007 Omnibus Incentive Plan. As set forth in the chart below, the number of PSUs earned by each NEO was dependent upon meeting Company financial performance targets, as established in the Company’s 2011 LTI Plan. Pursuant to the Plan, PSU awards were interpolated between each achievement level. No PSUs were to be awarded unless the Company met the “Threshold” achievement level of $12.75 million in Operating Income in 2011. The maximum number of PSUs each NEO could earn is listed in the “Maximum Achievement Level” column.

Each earned PSU will vest in full on the three year anniversary of the date of grant, which was February 23, 2011. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested performance unit. Dividends are not paid or accrued on the performance unit awards. As a result of the Company’s financial performance in 2011, each NEO received 133% of the “Target” achievement level PSUs to which s/he was entitled under the LTI Plan.

Name	Recommended Grant at Threshold Achievement Level (#) 2011 Operating Income = $12.75 million	Recommended Grant at Target Achievement Level (#) 2011 Operating Income = $17 million	Recommended Grant at Maximum Achievement Level (#) 2011 Operating Income =/> $25.5 million
Richard J. Giromini	19,210	38,420	76,840
Mark J. Weber	6,250	12,500	25,000
Rodney P. Ehrlich	3,750	7,500	15,000
Timothy J. Monahan	5,000	10,000	20,000
Erin J. Roth	5,000	10,000	20,000

(4)	Amounts represent the number of RSUs granted pursuant to the 2007 Omnibus Incentive Plan, which vest in full on the three-year anniversary of the date of grant. These awards were granted on February 23, 2011, and upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested RSU. Dividends, when paid, will accrue on RSUs at the same rate as holders of our Common Stock, but any dividends so declared by the Company will not be paid to holders of RSUs unless and until the restricted stock units vest.
(5)	Amounts represent NQOs granted pursuant to the 2007 Omnibus Incentive Plan, which vest in three equal installments over the first three anniversaries of the date of grant (February 23, 2011). Dividends are not paid or accrued on the NQO awards.
(6)	The amounts shown in this column represent the grant date fair market value of the PSUs, RSUs, and NQOs granted on February 23, 2011, as determined pursuant to FASB ASC Topic 718, and exclude the effect of estimated forfeitures. The amount reported for the PSUs represents the grant date fair market value of the PSUs at “Target.” (For the value of the PSUs actually earned by the NEOs, see Outstanding Equity Awards at Fiscal Year-End table at footnote 6). For PSUs and RSUs, the fair value is the market value of the underlying stock on the grant date (which is $10.21 — the same as the exercise price for the NQOs). For the NQOs, the fair value on the grant date was $6.69, which was calculated using a binomial option pricing model.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For Mr. Giromini, the amounts disclosed in the tables above are in part a result of the terms of his employment agreement. We have no other employment agreements with our NEOs.

Effective January 1, 2007, the Board appointed Mr. Giromini to serve as Chief Executive Officer and his employment agreement was amended. Below is a description of Mr. Giromini’s employment agreements in effect since 2002.

In June 2002, we entered into an employment agreement with Mr. Giromini to serve as Chief Operating Officer effective July 15, 2002 through July 15, 2003. The term of Mr. Giromini’s employment renews for successive one-year periods unless and until either party provides written notice, not less than 60 days prior to the end of the then current term, of the intent not to renew the agreement. In connection with this renewal provision, the Compensation Committee evaluates the agreement and Mr. Giromini’s performance on a yearly basis prior to determining whether it will renew the agreement for another one-year term. Mr. Giromini’s initial base salary was $325,000 per year, subject to annual adjustments. On January 1, 2007, in connection with Mr. Giromini becoming our Chief Executive Officer, we entered into an amendment to his employment agreement to provide that Mr. Giromini’s title and duties will be those of the President and Chief Executive Officer. This amendment provided that Mr. Giromini receives an annual base salary of not less than $620,000 and is eligible for an annual incentive bonus targeted at 80% of his base for 2009, which was increased to 100% of his base salary by action of the Board taken in February 2010. The actual annual incentive bonus for Mr. Giromini may range from 0% to 200% of base salary and is determined at the discretion of the Board on an annual basis, based upon Company and individual performance criteria set by the Board each year. In addition, Mr. Giromini is entitled to payment of an additional sum to enable him to participate in an executive life insurance program. Effective December 31, 2010, we entered into an amendment to his employment agreement for purposes of clarifying language in connection with Section 409A of the Internal Revenue Code of 1986, as amended.

A description of the termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by Mr. Giromini can be found under the heading “Potential Payments upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End
December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Market Value of Unexercised Options(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Richard J. Giromini	—	—	—	—	—	4,553 (3)		$35,696
	—	—	—	—	—	120,000	(4)	$892,800
	—	—	—	—	—	38,420 (5)		$301,213
	—	—	—	—	—	51,099 (6)		$400,616
	65,000	—	8.65	—	7/15/2012	—		—
	35,000	—	9.03	—	1/17/2013	—		—
	—	90,000 (7)	7.44	$36,000	3/25/2013	—		—
	9,900	—	23.90	—	5/20/2014	—		—
	9,560	—	26.93	—	3/7/2015	—		—
	24,710	—	16.81	—	5/18/2016	—		—
	90,000	—	14.19	—	5/24/2017	—		—
	68,300	—	8.57	—	2/6/2018	—		—
	19,486	19,742	3.59	$166,719	2/11/2019	—		—
	—	96,051	10.21	—	2/23/2021	—		—

Mark J. Weber	—	—	—	—	—	10,000 (8)		$78,400
	—	—	—	—	—	10,240 (3)		$80,282
	—	—	—	—	—	26,000 (4)		$193,440
	—	—	—	—	—	12,500 (5)		$98,000
	—	—	—	—	—	16,625 (6)		$130,340
	—	20,000 (7)	7.44	$8,000	3/25/2013	—		—
	2,000	—	20.73	—	8/8/2015	—		—
	4,660	—	16.81	—	5/18/2016	—		—
	7,500	—	14.19	—	5/24/2017	—		—
	8,900	—	8.57	—	2/6/2018	—		—
	—	2,452	3.59	$10,421	2/11/2019	—		—
	—	6,666	2.06	$38,529	1/5/2020	—		—
	—	30,000	10.21	—	2/23/2021	—		—

Rodney P. Ehrlich	—	—	—	—	—	923 (3)		$7,236
	—	—	—	—	—	23,000	(4)	$171,120
	—	—	—	—	—	7,500 (5)		$58,800
	—	—	—	—	—	9,975 (6)		$78,204
	20,000	—	9.03	—	1/17/2013	—		—
	—	17,000 (7)	7.44	$6,800	3/25/2013	—		—
	4,800	—	23.90	—	5/20/2014	—		—
	5,180	—	26.93	—	3/7/2015	—		—
	12,550	—	16.81	—	5/18/2016	—		—
	18,000	—	14.19	—	5/24/2017	—		—
	13,800	—	8.57	—	2/6/2018	—		—
	8,004	4,001	3.59	$51,021	2/11/2019	—		—
	—	18,000	10.21	—	2/23/2021	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Market Value of Unexercised Options(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Timothy J. Monahan	—	—	—	—	—	923 (3)	$7,236
	—	—	—	—	—	26,000 (4)	$193,440
	—	—	—	—	—	10,000 (5)	$78,400
	—	—	—	—	—	13,300 (6)	$104,272
	—	20,000 (7)	7.44	$8,000	3/25/2013	—	—
	10,000	—	20.15	—	10/27/2013	—	—
	4,200	—	23.90	—	5/20/2014	—	—
	4,290	—	26.93	—	3/7/2015	—	—
	10,590	—	16.81	—	5/18/2016	—	—
	27,000	—	14.19	—	5/24/2017	—	—
	13,800	—	8.57	—	2/6/2018	—	—
	8,004	4,001	3.59	$51,021	2/11/2019	—	—
	—	25,000	10.21	—	2/23/2021	—	—

Erin J. Roth	—	—	—	—	—	12,000 (3)	$94,080
	—	—	—	—	—	23,000 (4)	$171,120
	—	—	—	—	—	10,000 (5)	$78,400
	—	—	—	—	—	13,300 (6)	$104,272
	—	17,000 (7)	7.44	$6,800	3/25/2013	—	—
	7,500	—	14.19	—	5/24/2017	—	—
	1,900	—	8.57	—	2/6/2018	—	—
	2,500	2,500	3.59	$21,250	2/11/2019	—	—
	—	25,000	10.21	—	2/23/2021	—	—
(1)	The vesting date of each service-based option award that is not otherwise fully vested is listed in the table below by expiration date:

Expiration Date	Vesting Schedule and Date
3/25/2013	Vests in full on March 25, 2013 (see footnote 6 to this table).
2/11/2019	One installment on February 11, 2012.
1/5/2020	Two equal installments on January 5, 2012, and 2013.
2/23/2021	Three equal installments on February 23, 2012, 2013 and 2014.

With regard to Messrs. Giromini, Ehrlich and Monahan, stock options are subject to accelerated vesting as they are retirement eligible in accordance with the Company’s Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.

(2)	For options, calculated by multiplying any positive difference between the option exercise price and the closing price of our Common Stock on December 31, 2011, which was $7.84, by the number of options that have not been exercised (vested and unvested). No value is shown for “underwater” options. For restricted stock, RSUs and PSUs, calculated by multiplying the closing price of our Common Stock on December 31, 2011 by the number of shares, with the exception of those awards addressed in footnote 4 to this table, which have a maximum value per-Unit of $7.44.
(3)	Vested on February 11, 2012.
(4)	2010 Performance Unit Award. Will vest on March 25, 2013 and will be paid in cash on the vesting date at a per-Unit amount equivalent to the lesser of: (a) the share price of Common Stock at the close of business on the vesting date, or (b) $7.44, which was the share price of Common Stock at the close of business on March 25, 2010, the date of grant. Because this award may be paid at the time of vest with cash only, the

Company has reserved no shares of Common Stock in conjunction with this award. The Company does recognize a cash expense on its financial statements in conjunction with this award, which is adjusted quarterly (if necessary) based upon the fair market value of Common Stock as of the close of business on the last day of each quarter. Further information regarding the valuation of equity awards can be found in Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(5)	Vests on February 23, 2014.
(6)	PSU Award. Granted on February 23, 2011. Vests on February 23, 2014; each vested PSU entitles the holders to one share of the common stock of the Company. The final amount of the award, and whether each NEO earned the award granted, was dependent upon meeting Company financial performance targets, as established in the Company’s 2011 LTI Plan. See footnote 3 to the Grants of Plan Based Awards table (pp. 38 – 39) for details regarding the performance targets and the awards earned by each NEO. See footnote 6 to the Grants of Plan Based Awards table for the grant date fair market value of the PSUs.
(7)	Stock Appreciation Right. Will vest on March 25, 2013 and will be paid in cash on the vesting date at a per-right amount equal to the positive difference (if any) between the fair market value of a share of Common Stock on the vesting date and the exercise price of $7.44, which was the share price of the Company’s common stock at the close of business on March 25, 2010, the date of grant. Since this award may be paid at the time of vest with cash only, the Company has reserved no shares of Common Stock in conjunction with this award. The Company does recognize a cash expense on its financial statements in conjunction with this award, which is adjusted quarterly based upon the fair market value of Common Stock as of the close of business on the last day of each quarter. Further information regarding the valuation of equity awards can be found in Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(8)	Vests on January 5, 2013.

The following table sets forth information concerning the exercise of options and the vesting of stock awards during 2011 by each of the NEOs:

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Giromini	20,000	$59,800	29,221	$235,463
Mark J. Weber	8,239	$21,497	8,900	$97,099
Rodney P. Ehrlich	—	—	5,921	$47,707
Timothy J. Monahan	—	—	5,921	$47,707
Erin J. Roth	8,500	$41,605	7,900	$86,189

(1)	Values are based on the closing stock price on the date of vesting.

Eligible highly-compensated associates, including the NEOs, may defer receipt of all or part of their cash compensation (base salary and annual incentive compensation) under the non-qualified deferred compensation plan. Amounts deferred under this program are invested among the investment funds available under the program from time to time pursuant to the participant’s direction and participants become entitled to the returns on those investments. Prior to 2008, participants could elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but could not make withdrawals during their employment, except in the event of hardship as approved by the Company. A new plan, effective January 1, 2008, allows limited in-service distributions. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table sets forth information concerning NEOs’ contributions and earnings with respect to the Company’s non-qualified deferred compensation plan:

Non-Qualified Deferred Compensation

Name	Executive Contribution in last FY (1)	Registrant Contributions in last FY (2)	Aggregate Earnings in last FY	Aggregate Withdrawals/ Contributions	Aggregate Balance at Last FYE (3)
Richard J. Giromini	$76,578	$36,791	—	—	$443,923
Mark J. Weber	$27,242	$5,682	—	—	$133,927
Rodney P. Ehrlich	$167,066	$5,682	—	—	$380,178
Timothy J. Monahan	$71,027	$5,682	—	—	$178,089
Erin J. Roth	—	—	—	—	—

(1)	Amounts reflected in this column represent a portion of each NEO’s salary deferred in 2011. It also reflects the portion of the STI award, earned in 2011 but not paid until 2012, each NEO elected to defer. These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 35.
(2)	The amounts in this column represent the Company’s contributions during the fiscal year, as included in the Summary Compensation Table under the “All Other Compensation” column. The Company suspended the Company’s non-qualified retirement plans match on September 1, 2008. The match has been reinstated, effective January 1, 2012 for contributions made on or after that date. As such, Company contributions for the last fiscal year are applicable only to the STI award amount earned in 2011, but payable in 2012 — and only if each NEO elects to have such contributions withheld and matched from the Award amount. The Company will fully match the first 3% of earnings deferred by a participant under the non-qualified deferred compensation plan. In addition, the Company will contribute ½% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings).
(3)	The amounts reported in this column do not reflect the executive or registrant contributions associated with the STI awards earned in 2011, but not paid until 2012 (i.e. contributions after the close of the Company’s last fiscal year). The following represents the extent to which the amounts that are reported in this aggregate balance column were previously reported as compensation to our NEOs in our Summary Compensation Tables in 2011 and prior years:

Name	2011 ($)	Prior Years ($)
Richard J. Giromini	30,589	324,178
Mark J. Weber	18,719	110,137
Rodney P. Ehrlich	25,012	315,553
Timothy J. Monahan	—	223,348
Erin J. Roth	—	—

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to NEOs in connection with a change-in-control or pursuant to certain termination events.

Associate Severance Plan

In the absence of an employment agreement that provides for superior benefits, our Executive Severance Plan provides severance benefits to all of our associates, including our NEOs, in the event we terminate their employment without cause. Under this plan, our NEOs are eligible for a severance payment, on a bi-weekly basis, equal to the NEO’s base salary for a period of one month or, if the executive executes a general release, for a period of up to 18 months. In addition to the severance payment, the executive is entitled to receive a lump sum amount equal to his or her COBRA healthcare premiums for the duration of the severance period.

Change-in-Control

We provide severance pay and benefits in connection with a “change in control” and Qualifying Termination, as defined below, to the Company’s executive officers, including all of the NEOs, in accordance with the terms of a change in control policy that we adopted in September 2011. For the purposes of this paragraph, a “change in control” means that (i) any person or group, other than any person or group that owns more than 50% of the total fair market value of Company stock prior to such transaction, acquires ownership of stock of the Company that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value of Company stock; (ii) there is a change in the effective control of Company which means either (A) any one person or group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company that represents 30% or more of the total voting power of Company stock, or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any person or group acquires ownership of all or substantially all of the assets of Company. Benefits under the policy are payable in the event of a termination within twenty-four months after a change in control that is either by Wabash “without cause” or by the executive for “good reason” (a “Qualifying Termination”). In the case of Mr. Giromini, he will not receive payments under our change in control plan if he is entitled to greater benefits under the terms of his employment agreement, as described below. An executive must execute a release in favor of the Company to receive benefits under the plan.

In addition, our equity incentive plans, other than our 2011 Omnibus Incentive Plan, provide that, upon a “corporate transaction,” all outstanding shares of restricted stock and all stock units shall vest in full. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or stock units, an amount equal to the per share corporate transaction consideration or, in the case of stock options or stock appreciation rights, an amount equal to the number of shares of stock subject to the stock option or stock appreciation right multiplied by the difference of the per share corporate transaction consideration and the exercise price of the stock option or stock appreciation price. Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For this purposes of this paragraph, a “corporate transaction” is generally defined as our dissolution or liquidation or a merger, consolidation, or reorganization between us and one or more other entities in which we are not the surviving entity; a sale of substantially all of our assets to another person or entity; or any transaction that results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Our 2011 Omnibus Incentive Plan provides that, upon a “change in control” in which awards are not assumed, all outstanding restricted stock, deferred stock units, and dividend equivalent rights, other than performance-based awards, shall vest in full and shares shall be delivered immediately prior to the occurrence of such change in control. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board, or a committee thereof, may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, deferred stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or deferred stock units, an amount equal to the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control and, in the case of options or stock appreciation rights, an amount equal to the product of the number of shares of stock subject to such options or stock appreciation rights multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control transaction exceeds (y) the option price or stock appreciation right price applicable to the stock subject to such options or stock appreciation rights. Accelerated vesting upon a “change in control” will not occur to the extent that provision is made in writing in connection with the change in control for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For the purposes of this paragraph, a “change in control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the

Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company.

In the case of our CEO, the benefits under the change in control policy upon a Qualifying Termination are a severance payment of three times base salary plus three times his target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of his target bonus for the current year, health benefits will be continued for eighteen (18) months (or until he obtains comparable coverage), and he shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, Mr. Giromini would be required to execute a two-year non-compete/non-solicitation agreement.

In the case of our other NEOs, the benefits under the change in control policy upon a Qualifying Termination are a severance payment of two times base salary plus two times the executive’s target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, health benefits will be continued for eighteen (18) months (or until the executive obtains comparable coverage), and each shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, each would be required to execute a two-year non-compete/non-solicitation agreement.

Mr. Giromini’s Agreement

Mr. Giromini’s employment agreement has certain provisions that provide for payments to him in the event of the termination of his employment or in the event of a termination of his employment in connection with a change-in-control.

•	Termination for cause or without good reason — In the event that Mr. Giromini’s employment is terminated for “cause” or he terminates employment without “good reason” (each as defined below), we will pay the compensation and benefits otherwise payable to him through the termination date of his employment. However, Mr. Giromini shall not be entitled to any bonus payment for the fiscal year in which he is terminated for cause.
•	Termination by reason of death or disability — If Mr. Giromini’s employment is terminated by reason of death or disability, we are required to pay to him or his estate, as the case may be, the compensation and benefits otherwise payable to him through his date of termination, and a pro-rated bonus payment for the portion of the year served assuming the applicable goals are satisfied. In addition, Mr. Giromini, or his estate, will maintain all of his rights in connection with his vested options.
•	Termination without cause or for good reason — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” we are required to pay to him his then current base salary (or an amount equal to $620,000 per year, if greater) for a period of two years. During such two-year period, or until Mr. Giromini is eligible to receive benefits from another employer, whichever is longer, the Company will provide for his participation in a health plan and such benefits will be in addition to any other benefits due to him under any other health plan. The Company will provide for his participation in a health plan for eighteen (18) months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to six (6) months’ premiums (at the rate and level of coverage applicable at the end of the eighteen (18) month period) under the Company’s health policy if coverage cannot be continued for more than eighteen (18) months. In addition, Mr. Giromini will maintain his rights in connection with his vested options. Furthermore, if Mr. Giromini’s termination occurs at our election without cause, he is entitled to receive a pro-rata portion of his bonus for the year in which he is terminated assuming the applicable goals are satisfied.
•	Termination without cause or for good reason in connection with a change-in-control — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” within 180 days of a “change of control” (as defined below) we are required to pay to him a sum equal to three times his then base salary (or three times $620,000, whichever is greater) plus his target bonus for that fiscal year. We are also required to pay to him the compensation and benefits otherwise payable to him through the last day of his employment. In addition, any unvested stock options or restricted stock held by Mr. Giromini shall immediately and fully vest upon his termination.

Furthermore, at our election, we are required to either continue Mr. Giromini’s benefits for a period of three years following his termination or pay him a lump sum payment equal to three years’ premiums (at the rate and coverage level applicable at termination) under our health and dental insurance policy plus three years’ premiums under our life insurance policy. The Company will provide for his participation in the plans for eighteen (18) months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to eighteen (18) months’ premiums (at the rate and level of coverage applicable at the end of the eighteen (18) month period) under the Company’s health and dental insurance policy if coverage cannot be continued for more than eighteen (18) months. Any change of control payment that becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, including any additional excise tax, interest or penalties imposed on the restorative payment, requires that we make an additional restorative payment to Mr. Giromini that will fund the payment of such taxes, interest and penalties.

The payments and benefits payable to Mr. Giromini in connection with a termination without cause or for good reason are contingent upon his execution of a negotiated general release of all claims within 45 days following his termination of employment. Mr. Giromini has also agreed not to compete with us during the term of his agreement and for a period of two years after termination for any reason. As provided for under the Company’s change-in-control policy and his employment agreement, Mr. Giromini, upon a change-in-control, is entitled to receive benefits under either the change-in-control policy or his employment agreement, but not both.

For purposes of Mr. Giromini’s employment agreement, the following definitions apply:

•	“Cause” means:
•	The willful and continued failure to perform the executive’s principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after the executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than twenty (20) business days, to correct the problems set forth in the notice;
•	The executive’s chronic alcoholism or addiction to non-medically prescribed drugs;
•	Theft or embezzlement of the Company’s money, equipment, or securities by the executive;
•	The executive’s conviction of, or the entry of a pleading of guilty or nolo contendere to, any felony or misdemeanor involving moral turpitude or dishonesty; or
•	The executive’s material breach of the employment agreement, and the failure to cure such breach within ten (10) business days of written notice thereof specifying the breach.
•	“Change of Control” means:
•	Any person, other than any person currently a beneficial owner, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding Common Stock;
•	During any two-year period, individuals who at the beginning of such period constitute the Board of Directors, including any new director whose election resulted from a vacancy on the Board of Directors caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors;
•	We consummate a merger or consolidation with or into another company, the result of which is that our stockholders at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the company surviving or resulting from the merger or consolidation, or of a company owning 100% of the total equity of such surviving or resulting company;
•	The sale in one or a series of transactions of all or substantially all of our assets;
•	Any person has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of 50% or more of our Common Stock, unless the Board of Directors has made a reasonable determination that such action does not constitute and will not constitute a change of control; or
•	There is a change of control of a nature that would generally be required to be reported under the requirements of the Securities and Exchange Commission, other than in circumstances specifically covered above.
•	“Good Reason” means:
•	A material reduction in the executive’s base salary or bonus opportunity;
•	A material diminishment of the executive’s position, duties, or responsibilities;
•	The assignment by us to the executive of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by the executive and which are not duties of an executive nature;
•	Material breach of the employment agreement by us;
•	Material fraud on our part; or
•	Discontinuance of the active operation of our business, or our insolvency, or the filing by or against us of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Potential Payments on Termination or Change in Control — Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the policies and agreements described above. Except as otherwise noted, the estimated payments were calculated as though the applicable triggering event occurred and the NEO’s employment was terminated on December 31, 2011, using the share price of $7.84 of our Common Stock as of December 31, 2011.

Executive	Salary (1)	Short Term Incentive Plan Bonus (2)	Accelerated Vesting of Equity Value (3)			Welfare Benefits Continuation (7)	Life Insurance Benefit (8)	Parachute Tax Gross-up Payment	Total ($)
			Restricted Stock (4)	Stock Options (5)	Performance Units (6)
Richard J. Giromini
Termination without cause or by executive for good reason	$1,300,000	$1,512,800	—	—	—	$152,514	—	—	$2,965,314
Termination following a change-in-control	$1,950,000	$3,025,600	$858,630	$119,904	$892,800	$42,036	—	$2,382,347	$9,271,317
Change-in-Control only	—	—	$858,630	$119,904	$892,800	—	—	—	$1,871,334
Termination as Result of Death		—	—	—		—	$2,594,192	—	$2,594,192
Mark J. Weber
Termination without cause or by executive for good reason	$435,000	—	—	—	—	$21,823	—	—	$456,823
Termination following a change-in-control	$580,000	$350,460	$426,423	$56,950	$193,440	$46,823	—	—	$1,654,096
Change-in-Control only		—	$426,423	$56,950	$193,440	—	—	—	$676,813
Rodney P. Ehrlich
Termination without cause or by executive for good reason	$375,000	—	—	—	—	$18,002	—	—	$393,002
Termination following a change-in-control	$500,000	$350,460	$167,881	$23,804	$171,120	$43,002	—		$1,256,267
Change-in-Control only		—	$167,881	$23,804	$171,120	—	—	—	$362,805
Timothy J. Monahan
Termination without cause or by executive for good reason	$397,500	—	—	—	—	$16,004	—	—	$413,504
Termination following a change-in-control	$530,000	$350,460	$221,429	$25,004	$193,440	$41,004	—	—	$1,361,337
Change-in-Control only		—	$221,429	$25,004	$193,440	—	—	—	$439,873
Erin J. Roth
Termination without cause or by executive for good reason	$397,500	—	—	—	—	$16,900	—	—	$414,400
Termination following a change-in-control	$530,000	$350,460	$308,273	$17,425	$171,120	$41,900	—		$1,419,178
Change-in-Control only		—	$308,273	$17,425	$171,120	—	—	—	$496,818
*	As discussed previously, upon a change-in-control, Mr. Giromini is entitled to receive benefits under either the Change in Control Plan or his employment agreement, but not both. Unless otherwise noted, all “change-in-control” values reflected in this table assume Mr. Giromini elected to receive benefits under the Change in Control Plan.
(1)	Pursuant to the Company’s severance plan, which is applicable to all associates, NEOs are entitled 1 ½ times base salary upon termination without cause or by the executive with good reason. Pursuant to Mr. Giromini’s employment agreement, he is entitled to 2 times his base salary, if he is terminated without cause or by himself with good reason.

In the event of a change-in-control and qualifying termination, pursuant to the Change in Control Plan, NEOs, other than Mr. Giromini, are provided a lump sum payment of 2 times the NEOs base salary. For Mr. Giromini, both Mr. Giromini’s employment agreement and the Change in Control Plan provide for, upon a change-in-control and qualifying termination, a lump sum payment of 3 times his base salary.

(2)	Pursuant to Mr. Giromini’s employment agreement, he is entitled to 2 times his bonus at “Target” for the year in which he is terminated, if he is terminated without cause or by himself with good reason.

In the event of a change-in-control and qualifying termination, pursuant to the Change in Control Plan, NEOs, other than Mr. Giromini, are provided payment of 2 times the NEO’s Target Annual Bonus and a pro-rata portion of the NEO’s Target Annual Bonus for the year in which the s/he is terminated. For Mr. Giromini, the Change in Control Plan provides for, upon a change-in-control and qualifying termination, 3 times his Target Annual Bonus and a pro-rata portion of his Target Annual Bonus for the year in which the he is terminated. See footnote 3 to the Summary Compensation Table (p. 35) for discussion of the 2011 STI Plan “Target” bonus amounts used to calculate the values reflected in this column. Mr. Giromini’s employment agreement provides for, upon a change-in-control and qualifying termination, payment of his Target Bonus for the year in which he is terminated.

(3)	In the event of a change in control, all outstanding equity compensation grants made to participants by the Company pursuant to our equity incentive plans other than our 2011 Omnibus Incentive Plan that are outstanding are accelerated and vest immediately. This is also the case under Mr. Giromini’s employment agreement.
(4)	Amounts reflected in this column include restricted stock/restricted stock units awarded in 2009 and 2010, as well as restricted stock units and performance stock units awarded in 2011, all of which were awarded pursuant to our 2007 Omnibus Incentive Plan. For a detailed description of the 2011 awards, see the Grants of Plan Based Awards table and accompanying narrative on pages 38 – 39.
(5)	Amounts reflected in this column include non-qualified stock options awarded in 2009 and 2011, as well as stock appreciation rights (SARs) awarded in 2010 (the SARs will be paid in cash upon vesting), all of which were awarded pursuant to our 2007 Omnibus Incentive Plan. For a detailed description of the 2011 awards, see the Grants of Plan Based Awards table and accompanying narrative on pages 38 – 39; for a detailed description of the stock appreciation right awards, see footnote 7 to the Outstanding Equity Awards at Fiscal Year-End table on page 42.
(6)	Amounts reflected in this column include the performance units awarded in 2010, which will be paid in cash upon vesting, and which were awarded pursuant to our 2007 Omnibus Incentive Plan. For a detailed description of the performance unit awards, see footnote 4 to the Outstanding Equity Awards at Fiscal Year-End table on pages 41 – 42.
(7)	Pursuant to the Company’s severance plan, which is applicable to all associates, NEOs are entitled to reimbursement for welfare benefits continuation for 1 ½ years upon termination without cause or by the executive with good reason. Pursuant to Mr. Giromini’s employment agreement, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation for 2 years, if he is terminated without cause or by himself with good reason.

In the event of a change-in-control and qualifying termination, pursuant to the Change in Control Plan, NEOs, including Mr. Giromini, are provided outplacement counseling services no greater in value than $25,000, and reimbursement for welfare benefits continuation for up to 18 months. Under Mr. Giromini’s employment agreement, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation, for 3 years, in the event of a change-in-control and qualifying termination.

(8)	Current value of payout under the Executive Life Insurance Plan payable to Mr. Giromini’s beneficiaries in the event of his termination as a result of his death.

General Assumptions

•	The amounts shown do not include distributions of plan balances under the Wabash National Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation table.
•	No payments or benefits are payable or due upon a voluntary termination or termination for cause, other than amounts already earned.
•	Salary amounts payable use full salary values as of December 31, 2011. Bonus amounts payable are at the 2011 STI “Target” level, as approved by the Compensation Committee. See footnote 3 to the Summary Compensation Table (p. 35) for discussion of the 2011 STI Plan “target” bonus amounts used to calculate the values reflected in this column. Target levels were set at salary mid-point for all STI Plan participants (including NEO’s), instead of at each participant’s actual salary, to avoid penalizing participants due to the fact that salaries had not yet been restored from the significant salary reductions implemented in 2009 and 2010.

Equity-based Assumptions

•	For all NEOs, the vesting of all service-based restricted stock accelerates in full for terminations following a change of control event since all awards reflected in this table were awarded pursuant to our 2007 Omnibus Incentive Plan.
•	For all NEOs, all unexercisable options accelerate and become exercisable upon termination following a change of control event since all awards reflected in this table were awarded pursuant to our 2007 Omnibus Incentive Plan.
•	For all NEOs, for a change of control that is not accompanied by a termination of employment, the event constitutes a corporate transaction under our equity incentive plans, the equity awards are not assumed or substituted for, and the vesting of all equity awards accelerates in full since all awards reflected in this table were awarded pursuant to our 2007 Omnibus Incentive Plan.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plan as of December 31, 2011:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS(3)
Equity Compensation Plans Approved by Security Holders(1)	1,924,825	$12.02	4,903,382
(1)	There are no equity compensation plans that are not approved by the Company’s stockholders. As a result, the numbers and value shown reflect all equity compensation plans.
(2)	Consists of shares of Common Stock to be issued upon exercise of outstanding options granted under the Wabash National Corporation 2007 Omnibus Incentive Plan (“the 2007 Plan”) and the Wabash National Corporation 2011 Omnibus Incentive Plan (“the 2011 Plan”). There are no securities that are currently issuable under the Wabash National Corporation Directors and Executives Deferred Compensation Plan, and the number of securities available for grant under that plan is indeterminable as that number is dependent upon future deferrals by eligible participants.
(3)	Consists of shares of Common Stock available for future issuance pursuant to the 2011 Plan, which includes shares previously available for issuance under the 2007 Plan and are now available for issuance under the 2011 Plan. There were a total of 4,903,382 shares of Common Stock available as of December 31, 2011 for future issuance under the 2011 Plan pursuant to grants in the form of restricted stock, stock units, unrestricted stock, options and other incentive awards, subject to certain limitations in the 2011 Plan.

Restricted Stock Grants

We have issued an aggregate of 323,070 shares of restricted stock pursuant to the Wabash National Corporation 2004 Stock Incentive Plan, of which 94,697 were forfeited or otherwise cancelled, and 228,373 vested on or before December 31, 2011, with no shares remaining subject to forfeiture as of that date. We have issued an aggregate of 1,407,283 shares of restricted stock pursuant to the Wabash National Corporation 2007 Omnibus Incentive Plan, of which 396,489 were forfeited or otherwise cancelled, and 633,056 vested on or before December 31, 2011, with 377,738 remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which, upon vesting will convert to shares of the Company’s common stock) in the aggregate of 180,880 of which none have been forfeited, cancelled or vested on or before December 31, 2011. We issued no shares of restricted stock pursuant to the 2011 Plan on or before December 31, 2011.

PROPOSAL 2

Advisory Vote on the Compensation of Our Executive Officers

Under an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the NEOs of our Company. As approved by its stockholders at last year’s annual meeting, the Company and its Board of Directors is submitting this non-binding vote on an annual basis.

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement. We urge you to read the “Executive Compensation” section of this Proxy Statement, including our “Compensation Discussion and Analysis,” executive officer compensation tables and related narrative discussion, beginning on page 16, which provides details on the Company’s compensation programs and policies for our executive officers, including the 2011 compensation of our Named Executive Officers. Our Compensation Discussion and Analysis provides stockholders with a detailed description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered. Our compensation philosophy, discussed in the Compensation Discussion and Analysis section “Philosophy and Objectives of Wabash National Compensation Program” is supported by the following principles:

•	Attract, retain, and motivate high-caliber executives;
•	As the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives;
•	Provide the appropriate level of reward for performance;
•	Recognize the cyclical nature of our primary truck-trailer business and the need to manage value through the business cycle;
•	Provide opportunity for NEOs to be long-term stockholders of Wabash National;
•	Structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code when practicable; and
•	Structure the compensation program to be regarded positively by our stockholders and associates, but to provide the Compensation Committee with the flexibility needed to satisfy all of these listed goals.

We believe the executive compensation program has been instrumental in retaining and attracting high quality executive management who led the recovery of the Company during 2010, and helped us achieve profitability in 2011, despite the continuing challenging macroeconomic environment. For a more detailed description of the Company’s financial results for 2011, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

We are committed to “pay for performance,” meaning that a significant portion of our executive officer compensation is variable, “at-risk,” and will be determined based on our performance. In addition, we design our executive compensation to encourage long-term commitment by our executive officers to Wabash National. We believe our executive compensation programs encompass several “best practices” including:

•	Close monitoring of the compensation systems of companies of similar size and similar industries, with the objective of setting total compensation (consisting of base salary, annual cash incentives and long-term equity incentive grants) for executives at levels that are generally competitive with our peer group, but also accounting for the Company’s own financial performance objectives.
•	A significant portion (ranging from approximately 61% to 79%) of our executives’ target total compensation is considered by us to be “at risk,” or based on the performance of the Company.
•	To motivate our executive officers to align their interests with those of our stockholders, we provide annual incentives, which are designed to reward our executive officers for the attainment of short-term goals, as well as long-term incentives, which are designed to reward them for the achievement of identified long-term performance goals, as well as for increases in our stockholder value over time.

•	Long-term incentives are provided to executive officers in the form of stock options, restricted stock units, performance stock units or similar equity-linked awards. These equity-linked awards, which vest over a period of three years, constituted between 42% and 48% of our executives’ target total compensation in 2011, link compensation with the long-term price performance of our stock, and also provide a substantial retention incentive.
•	In 2011, we established corporate performance goals under the Company’s Short-Term and Long-Term Incentive Plans based on the Company’s attainment of its Operating EBITDA and Operating Income goals, respectively, creating a clear and direct relationship between executive pay and the Company’s financial performance in 2011.
•	We have adopted Stock Ownership guidelines to encourage the retention of stock by our executives and to strengthen the relationship between compensation and performance.
•	We do not have retirement programs uniquely applicable to our executive officers.
•	We do not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini. Mr. Giromini’s employment agreement does not automatically renew; the Compensation Committee reviews the agreement and Mr. Giromini’s performance on a yearly basis before determining whether to renew the agreement for another one-year term.
•	We employ a double-trigger change in control provision as part of our Change-in-Control Plan.
•	We have adopted a policy precluding all directors and associates, including our executive officers, and their Related Persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against the Company’s stock.
•	We do not provide substantial perquisites to our executive officers.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Compensation Committee has, over the last three years, among other things, taken the following actions to align executive compensation with stockholder interests in light of the challenging economic climate:

1)	In 2009 agreed with Company management’s recommendation to reduce salaries for Named Executive Officers by 16.75%, and to reduce all other associate salaries by 14.5%, implement a 5% reduction in hourly workforce wages, and implement additional Company-wide headcount reductions (following pay freezes implemented in 2008). Suspended several associate benefits, including matching on 401(k) contributions and education expense reimbursements.
2)	In 2010, agreed with Company management’s recommendation to hold associate salaries (including those of the executives) at their 2009 levels, and authorized use of a significant portion of any short-term incentive plan bonus compensation earned by the Company in 2010 to be paid to eligible salaried associates (other than the Named Executive Officers) as restoration of 7.25% of the salaried pay reduction maintained in 2010. The Committee utilized its discretion to use the remaining funds generated by the Company’s performance under the 2010 short-term incentive plan to provide such restoration payments to the NEOs prior to paying any bonus awards to any NEO or other Company employee.
3)	In 2011, the Committee agreed with Company management’s recommendation to fully restore base salaries for associates, including the NEOs, to pre-2009 levels only upon the demonstrated financial performance of the Company. As such, NEO base salaries were not fully restored to pre-2009 levels until July 1, 2011.
4)	Engages in a formal annual performance evaluation process for our CEO;
5)	In 2011, engaged its external, independent compensation consultant to assess the competitiveness of the Company’s executive compensation program and compensation levels against a peer group of companies similar to Wabash National (see p. 25); and,
6)	Implemented an annual process to assess risks associated with our compensation policies and programs.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs. As part of this analysis this year, the Committee engaged in shareholder outreach efforts to discuss the results of the Company’s 2011 say-on-pay vote, as discussed in detail below.

The Board believes that the executive compensation — as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement — reflects our compensation philosophy and aligns with the pay practices of our peer group.

Effect of the Proposal

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This say-on-pay vote is an advisory vote that is not binding on us.

The approval or disapproval by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decisions on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remains with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Wabash National and its stockholders.

However, the Board and our Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to our executive officers. In that regard, the Board and our Compensation Committee carefully considered the results of last year’s say-on-pay vote, in which 65% of stockholders voted in favor of our say-on-pay proposal.

As discussed in detail in our Compensation Discussion and Analysis (see pp. 16 – 21), the Compensation Committee believes that approval of its say on pay vote would have exceeded 85% if the proxy advisory firm, Glass Lewis, had not issued a proxy paper containing many significant mistakes and errors, and recommended a vote “Against” the Company’s executive compensation programs. (The most significant errors are listed on pages 18 – 20). Glass Lewis has since acknowledged in electronic mail communications to the Company’s proxy solicitor that it knew “what the concerns [were] as well as mistakes” in the 2011 proxy paper and that Glass Lewis will “be in a position to make sure the information [it] present[s] in 2012 will be correct.” However, the Company is not aware that Glass Lewis has communicated to its clients and the investment community the errors contained in the proxy paper.

As such, in light of the 2011 Annual Meeting vote results, the Company engaged in outreach efforts to obtain input from those shareholders whom the Company believes utilized Glass Lewis’ services in evaluating proxy proposals. The Compensation Committee carefully considered the input obtained from these outreach efforts, as well as its continued market assessment efforts with its independent compensation consultant, Meridian, in reviewing its executive compensation programs for 2011 and in reviewing and designing its 2012 compensation programs.

The Board urges you to carefully review the Compensation Discussion and Analysis section of this Proxy Statement, together with the compensation tables, which describe our compensation philosophy and programs in greater detail, and to approve the following resolution:

“RESOLVED, that the stockholders hereby approve on an advisory basis the compensation paid to the Wabash National Corporation named executive officers, as disclosed in the Wabash National Corporation Proxy Statement pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the approval of the compensation of our executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP the independent registered public accounting firm for the Company for the year ending December 31, 2012. Ernst & Young acted as our independent auditors for the year ended December 31, 2011. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee is not obligated to appoint another registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Principal Accounting Fees and Services

The fees billed by Ernst & Young for professional services provided to us for the years ended December 31, 2011 and December 31, 2010 were as follows:

FEE CATEGORY	2011	2010
	($ in thousands)
Audit Fees	$856	$981
Audit-Related Fees	11	11
Tax Fees	1	1
All Other Fees	10	150
Total Fees	$878	$1,143

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports and services provided by Ernst & Young in connection with our securities offerings and registration statements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2011 and 2010, these services included audits of benefit plans, accounting consultation and other audit-related services.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees.  Consists of fees for services provided by Ernst & Young that are not included in the service categories reported above. For 2011 and 2010, these services primarily included work performed in relation to the filing of registration statements and public offerings.

In 2011 and 2010, all Ernst & Young fees were pre-approved by the Audit Committee pursuant to the policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Ernst & Young to Wabash is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor. The Audit Committee reviews the status of each engagement at its regularly scheduled meetings. In 2011 and 2010, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter in advance of the meeting of the Audit Committee that occurs in connection with our annual meeting of stockholders, outlining the scope of the audit and related audit fees.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Audit Committee of the Board of Directors in 2011 consisted of Mr. Sorensen, Dr. Jischke, and Mr. Kunz. The Committee’s responsibilities are described in a written charter adopted by the Board of Directors in February 2003, and revised and updated in December 2011. The charter is available on our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2011;
•	Discussed with Ernst & Young, our independent auditors for 2011, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE

Scott K. Sorensen
Martin C. Jischke
John E. Kunz

General Matters

Availability of Certain Documents

A copy of our 2011 Annual Report on Form 10-K is enclosed with the mailing of this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903. These documents also are available through our website at www.wabashnational.com.

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines and our Codes of Business Conduct and Ethics, are available on the Investors page of the Company Info section of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2013 Proxy Statement.  To be eligible for inclusion in the proxy statement for our 2013 Annual Meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on December 22, 2012. However, if date of the 2013 Annual Meeting has changed by more than 30 days from the date of the 2012 Annual Meeting, then stockholder proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2013 Annual Meeting. Proposals should be sent to Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholder Director Nominations and other Stockholder Proposals for Presentation at the 2013 Annual Meeting.  Under our Bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2013 Annual Meeting must deliver a written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 17, 2013 and February 16, 2013. However, if the date of the 2013 Annual Meeting is more than 30 days before or after the first anniversary of the 2012 Annual Meeting, any stockholder who wishes to have a nomination or other business considered at the 2013 Annual Meeting must deliver written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the tenth day following the public announcement of such Annual Meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

Householding of Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding” and this practice saves us money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Directions to the Annual Meeting

Directions to the 2012 Annual Meeting of Stockholders, to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, are set forth below:

Directions from Indianapolis and other points south of West Lafayette:

Take I-65 North toward Chicago to Lafayette Exit 172. Turn left (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Directions from Chicago and other points north of West Lafayette:

Take I-65 South to Lafayette Exit 172. Turn right (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to Wabash National will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors
April 9, 2012	Erin J. Roth Senior Vice President General Counsel & Corporate Secretary